--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                EKCO GROUP, INC.,
                             CCPC ACQUISITION CORP.
                                       AND
                             EG TWO ACQUISITION CO.

                           DATED AS OF AUGUST 5, 1999



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE I  THE OFFER.......................................................    5
  1.1 The Offer............................................................    5
  1.2 Action by EKCO.......................................................    7
  1.3 EKCO Board Representation............................................    9
  1.4 EKCO Options.........................................................    9
  1.5 EKCO Restricted Stock................................................   10
ARTICLE II  THE MERGER.....................................................   10
  2.1 The Merger...........................................................   10
  2.2 The Closing..........................................................   11
  2.3 Effective Time.......................................................   11
  2.4 Effect of the Merger.................................................   11
  2.5 Effect on Capital Stock..............................................   11
  2.6 Surrender of Securities; Funding of Payments; Stock Transfer Books...   13
  2.7 Certificate of Incorporation of Surviving Corporation................   14
  2.8 Bylaws of the Surviving Corporation..................................   14
  2.9 Directors and Officers of the Surviving Corporation..................   14
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF EKCO........................   14
  3.1 Corporate Organization and Authorization.............................   15
  3.2 EKCO Capital Stock...................................................   15
  3.3 EKCO Subsidiaries....................................................   16
  3.4 Organization, Existence and Good Standing of EKCO Subsidiaries.......   16
  3.5 Noncontravention; Consents...........................................   16
  3.6 EKCO Public Information..............................................   17
  3.7 No Material Adverse Change...........................................   18
  3.8 Legal Proceedings....................................................   18
  3.9 Material Contracts...................................................   18
  3.10 Subsequent Events...................................................   18
  3.11 Inventories.........................................................   19
  3.12 Tax Returns.........................................................   19
  3.13 Commissions and Fees................................................   20
  3.14 Employee Benefit Plans; Employment Matters..........................   20
  3.15 Compliance with Laws in General.....................................   22
  3.16 Intellectual Property...............................................   22
  3.17 Insurance...........................................................   23
  3.18 Properties..........................................................   23
  3.19 Environmental Matters...............................................   24
  3.20 Year 2000...........................................................   24
  3.21 Absence of Certain Liabilities......................................   25
  3.22 Takeover Statute....................................................   25
  3.23 Rights Agreement....................................................   25
  3.24 Opinion of Financial Advisor........................................   25
  3.25 Offer Documents; Schedule 14D-9; Proxy Statement....................   25



  3.26 Stockholder Vote Required...........................................   26
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY
 AND ACQUIROR .............................................................   26
  4.1 Organization, Existence and Capital Stock............................   26
  4.2 Authorization of Agreement...........................................   26
  4.3 Non-Contravention; Consents..........................................   26
  4.4 Commissions and Fees.................................................   27
  4.5 No Subsidiaries......................................................   27
  4.6 No Prior Activities..................................................   27
  4.7 Offer  Documents; Proxy  Statement...................................   27
  4.8 Financing............................................................   28
  4.9 Legal Proceedings....................................................   28
  4.10 DGCL 203............................................................   28
ARTICLE V  COVENANTS.......................................................   28
  5.1 Preservation of Business.............................................   28
  5.2 Acquisition Proposals; No Solicitation...............................   30
  5.3 Meetings of Stockholders; Proxy Statement............................   31
  5.4 Access to Information; Confidentiality...............................   31
  5.5 HSR Act and Foreign Competition Laws.................................   32
  5.6 Accounting Methods...................................................   32
  5.7 Public Disclosures...................................................   33
  5.8 Indemnification and Insurance........................................   33
  5.9 Reasonable Best Efforts..............................................   34
  5.11 Notice of Subsequent Events.........................................   35
  5.12 Employment,; Employee Welfare.......................................   35
  5.12 Guarantee of Acquisition Subsidiary's Obligations...................   36
  5.13 No Amendment to the Rights Agreement................................   36
  5.14 Year 2000 Remediation Program.......................................   36
ARTICLE VI  CONDITIONS TO MERGER...........................................   36
  6.1 Mutual Conditions....................................................   36
ARTICLE VII  TERMINATION...................................................   37
  7.1 Termination..........................................................   37
  7.2 Effect of Termination................................................   39
  7.3 Procedure for Termination............................................   40
ARTICLE VIII  MISCELLANEOUS................................................   40
  8.1 Expenses.............................................................   40
  8.2 Amendment............................................................   40
  8.3 Extension; Waiver....................................................   41
  8.4 Nonsurvival of Representations and Warranties........................   41
  8.5 Notices..............................................................   41
  8.6 Governing Law/Consent to Jurisdiction................................   42
  8.7 Waiver of Jury Trial.................................................   42
  8.8 Certain Definitions..................................................   43
  8.9 Captions.............................................................   43
  8.10 Integration of Schedules............................................   43



  8.11 Entire Agreement; Assignment........................................   43
  8.12 Parties in Interest.................................................   44
  8.13 Enforcement of the Agreement........................................   44
  8.14 Validity............................................................   44
  8.15 Counterparts........................................................   44
  8.16 No Rule of Construction.............................................   44
  8.17 Performance By Acquisition Subsidiary...............................   44


ANNEX A        CONDITIONS OF THE OFFER
ANNEX B        OPTION ELECTION
ANNEX C        RESTRICTED STOCK ELECTION
ANNEX D        INDEX OF DEFINED TERMS

EXHIBIT A      CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), made and entered into as of the 5th day of August, 1999, by and among CCPC ACQUISITION CORP., a Delaware corporation ("ACQUIROR"), EG TWO ACQUISITION CO., a Delaware corporation (the "Acquisition Subsidiary"), and EKCO GROUP, INC., a Delaware corporation ("EKCO").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of each of ACQUIROR and Acquisition Subsidiary have approved, and declared it to be advisable and in the best interests of their respective stockholders, for Acquisition Subsidiary to make the Offer (as defined below) and following the consummation of the Offer to effect the Merger (as defined below), upon the terms and subject to the conditions provided herein;

         WHEREAS, the Board of Directors of EKCO has unanimously determined that it is fair to and in the best interests of EKCO and its stockholders to approve Acquisition Subsidiary's proposed acquisition and has resolved (i) to recommend that the stockholders of EKCO accept the Offer (as defined below) and tender their shares of Common Stock, par value $.01 per share (the "EKCO Common Stock") and the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated March 27, 1987, as amended on June 9, 1988, January 10, 1989, March 23, 1992 and December 22, 1992 and as amended and restated as of March 21, 1997 between EKCO and American Stock Transfer & Trust Company, the rights agent (as so amended and restated, the "Rights Agreement"), and their shares of Series B ESOP Convertible Preferred Stock, par value $.01 per share, (the "ESOP Preferred Stock" and, together with the EKCO Common Stock and associated rights, the "EKCO Shares"), pursuant to the Offer and (ii) to approve and declare advisable the merger (the "Merger") of Acquisition Subsidiary with and into EKCO, with EKCO being the surviving corporation (the "Surviving Corporation"), in accordance with the General Corporation Law of the State of Delaware ("DGCL") following consummation of the Offer;

         WHEREAS, in furtherance of the foregoing, Acquisition Subsidiary will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to acquire all of the issued and outstanding EKCO Shares for $7.00 per EKCO Share (such amount, or any greater amount per EKCO Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash without interest thereon less any requested withholding taxes, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding EKCO Share not owned by Acquisition Subsidiary or ACQUIROR (other than Dissenting Shares (as defined below)) will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein; and

         WHEREAS, the Board of Directors of EKCO has received the written opinion of Lehman Brothers, Inc. ("Lehman Brothers") that the consideration to be received by the holders of EKCO Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

       1.1.   THE OFFER.

       (a) Not later than the first business day after the date of this Agreement, ACQUIROR, Acquisition Subsidiary and EKCO will make a public announcement of the Offer.

       (b) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in ANNEX A hereto shall have occurred or be existing, Acquisition Subsidiary shall commence, in accordance with the terms hereof, the Offer and ACQUIROR shall cause Acquisition Subsidiary to commence, within the meaning of Rule 14d-2 under the Exchange Act, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act"), the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days (as such term is defined in Rule 14d-1 under the Exchange Act) after the initial public announcement of Acquisition Subsidiary's intention to commence the Offer. The obligation of Acquisition Subsidiary to accept for payment and pay for EKCO Shares tendered pursuant to the Offer shall be subject only to satisfaction or waiver (other than a waiver of the Minimum Condition requirement) of the conditions set forth in ANNEX A hereto (unless the failure of any such condition was caused by any material breach by ACQUIROR or Acquisition Subsidiary of this Agreement in which case Acquisition Subsidiary shall be obligated to accept for payment and pay for EKCO Shares tendered pursuant to the Offer provided that such failure has been waived by EKCO), including the condition that a number of EKCO Shares representing that number of EKCO Shares which would equal more than fifty percent (50%) of the voting power (determined on a fully-diluted basis), of all the securities of EKCO entitled to voted generally in a merger shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition Subsidiary expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, without the prior written consent of EKCO, Acquisition Subsidiary will not
(i) decrease the Per Share Amount below $7.00 (ii) reduce the minimum number of EKCO Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer (other than by adding consideration), (iv) add to, modify or supplement the conditions to the Offer set forth in ANNEX A hereto, (v) extend the expiration date of the Offer beyond the twenty (20) business days following the commencement thereof, except as expressly provided herein or (vi) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of EKCO Shares, it being agreed that a waiver by Acquisition Subsidiary of any condition in whole or in part (other than the Minimum Condition) at any time and from time to time in its discretion shall not be deemed to be materially adverse to any holder of EKCO Shares. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Acquisition Subsidiary shall, and ACQUIROR shall cause Acquisition Subsidiary to, accept for payment and pay, as promptly as practicable after expiration of the Offer, for all EKCO Shares validly tendered and not withdrawn; provided, that Acquisition Subsidiary shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of 15 business days, notwithstanding the prior satisfaction of the conditions contained in ANNEX A if on such expiration date there shall not have been tendered that number of EKCO Shares which would equal more than 90% of the issued and outstanding EKCO Shares (the "15 Day Right") and provided further, that if Acquisition Subsidiary shall extend the Offer pursuant to the 15 Day Right, Acquisition Subsidiary shall waive during such 15 business days all conditions set forth in ANNEX A other than the Minimum Condition and the conditions set forth in paragraphs (a), (b) and (d) in ANNEX A.

       (c) On the date of commencement of the Offer, ACQUIROR and Acquisition Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"), with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the forms of related Letters of Transmittal as well as all other information and exhibits required by law (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to EKCO's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by ACQUIROR and Acquisition Subsidiary with respect to information supplied by EKCO for inclusion in the Offer Documents. ACQUIROR, Acquisition Subsidiary and EKCO shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading, and ACQUIROR and Acquisition Subsidiary shall take all steps necessary to cause the Schedule 14D-1, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of EKCO Shares, in each case as and to the extent required by applicable federal securities laws. EKCO and its counsel shall be given the reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. ACQUIROR and Acquisition Subsidiary shall provide EKCO and its counsel with a copy of any written comments or telephonic notification of any oral comments ACQUIROR or Acquisition Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. In the event that ACQUIROR or Acquisition Subsidiary receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to respond promptly to such comments and take all other actions necessary to resolve the issues raised therein.

       (d)    (i)    Subject to the terms and conditions hereof, the Offer shall initially remain open until midnight, New York City time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act) (the "Initial Expiration Date").

              (ii) If Acquisition Subsidiary does not consummate the Offer on the Initial Expiration Date due to the failure of one or more conditions in ANNEX A to be satisfied, Acquisition Subsidiary shall extend the Offer one or more times until the earlier of (x) 11:59 p.m. New York time on the 60th calendar day after the date of this Agreement or (y) two business days after such time as such condition or conditions are satisfied or waived; PROVIDED that Acquisition Subsidiary shall not be obligated to extend the Offer pursuant to this sentence if the condition that has not been satisfied is not reasonably capable of being satisfied at or prior to the time referred to in clause (x) above; provided, further, that nothing herein shall prohibit Acquisition Subsidiary from exercising its 15 Day Right.

              (iii) If Acquisition Subsidiary does not consummate the Offer on or prior to the 60th calendar day after the date of this Agreement due to the failure of one or more conditions in ANNEX A to be satisfied, and if such unsatisfied condition or conditions are reasonably capable of being satisfied, Acquisition Subsidiary shall, at the request of EKCO, extend the Offer one or more times until the earlier of (x) 11:59 p.m. New York time on the 120th calendar day after the date of this Agreement or (y) two business days after such time as such condition or conditions are satisfied or waived; provided, further, that nothing herein shall prohibit Acquisition Subsidiary from exercising its 15 Day Right.

              (iv) If Acquisition Subsidiary does not consummate the Offer on or prior to the 60th calendar day after the date of this Agreement due to the failure of one or more conditions in ANNEX A to be satisfied, and if such unsatisfied condition or conditions are reasonably capable of being satisfied, Acquisition Subsidiary may extend the Offer one or more times until (a) the 120th calendar day after the date of this Agreement or (b) until the 180th calendar day after the date of this Agreement if the Offer shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any applicable foreign competition laws not having expired or been terminated or received.

              (v) Acquisition Subsidiary may at any time transfer or assign to ACQUIROR or to one or more corporations, 80% or more of the outstanding capital stock of which is directly or indirectly owned by ACQUIROR, the right to purchase all of the EKCO Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve ACQUIROR or Acquisition Subsidiary of its obligations hereunder or prejudice the rights of stockholders or holders of EKCO Options or EKCO Warrants to receive payment for EKCO Shares validly tendered and accepted for payment in the Offer or in the Merger or otherwise in accordance with the terms hereof. Any such assignee or transferee of Acquisition Subsidiary shall assume all of the obligations of Acquisition Subsidiary hereunder, and ACQUIROR and Acquisition Subsidiary shall amend this Agreement, at the request of EKCO, to substitute any such assignee or transferee for Acquisition Subsidiary in this Agreement.

              (vi) Acquisition Subsidiary shall be obligated to consummate the Offer on the date (or no later than one business day after the date) that all of the conditions set forth in ANNEX A shall have been satisfied; provided, however, that nothing herein shall prohibit Acquisition Subsidiary from exercising its 15 Day Right.

       1.2.   ACTION BY EKCO.

       (a) EKCO hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of EKCO, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to, advisable and in the best interests of, the stockholders of EKCO, (ii) approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in all respects, and has, subject to and in reliance on, the accuracy of the representation and warranty contained in Section 4.10, taken all other action necessary to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby including the Offer, the purchase of the EKCO Shares pursuant to the Offer and the Merger, and (iii) resolved to recommend that the stockholders of EKCO accept the Offer, tender their EKCO Shares thereunder to Acquisition Subsidiary and approve and adopt this Agreement and the Merger; PROVIDED, HOWEVER, such approval and recommendation by the Board of Directors may be withdrawn, modified, or amended if the Board of Directors of EKCO determines in good faith, after receiving advice from outside counsel, that such action is necessary to comply with its fiduciary duties under applicable law. EKCO consents to the inclusion of such approval and recommendation and the opinion of Lehman Brothers described below in the Offer Documents, subject to the foregoing proviso. In addition, EKCO represents that it adopted an amendment to the Rights Agreement dated as of August 4, 1999 and that a copy of such amendment has been delivered by EKCO to ACQUIROR that, as of the date hereof and after giving effect to the execution and delivery of this Agreement, each Right is represented by the certificate representing the associated EKCO Share, that there has not been a "Distribution Date" or "Shares Acquisition Date" and that EKCO has taken all necessary actions so that

(a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby including the Offer, the purchase of EKCO Shares pursuant to the Offer or the Merger, will not (i) trigger the provisions of Section 11 or Section 13 of the Rights Agreement, (ii) result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or
(iii) result in Acquisition, Acquisition Subsidiary or any of their affiliates becoming an "Acquiring Person" (as defined in the Rights Agreement) and (b) the Rights will expire at, and subject to, the consummation of the Offer. EKCO further represents and warrants that Lehman Brothers has delivered to the Board of Directors of EKCO its written opinion dated August 4, 1999, that the cash consideration to be received by the stockholders of EKCO pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders. EKCO has been authorized by Lehman Brothers to permit the inclusion of the fairness opinion or a reference thereto in the Offer Documents and the Schedule 14D-9 (as defined in Section 1.2(b)), subject to the foregoing proviso.

       (b) Contemporaneously with the commencement of the Offer as provided in Section 1.1, EKCO hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a) and the written opinion of Lehman Brothers, and to mail promptly the Schedule 14D-9 to the stockholders of EKCO. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to EKCO's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by EKCO with respect to information supplied by ACQUIROR or Acquisition Subsidiary for inclusion in the Schedule 14D-9. EKCO, ACQUIROR and Acquisition Subsidiary each agrees to correct promptly any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and EKCO further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of EKCO Shares, in each case as and to the extent required by applicable federal securities laws. ACQUIROR and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 prior to filing with the SEC. In addition, EKCO agrees to provide ACQUIROR and its counsel with any comments, whether written or oral, that EKCO or its counsel receives from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

       (c) In connection with the Offer, EKCO will promptly furnish (or cause to be furnished) to ACQUIROR and Acquisition Subsidiary mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer files containing the names and addresses of the record holders of EKCO Shares as of the most recent practicable date and shall furnish Acquisition Subsidiary with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions and non-objecting beneficial owner lists, as ACQUIROR, Acquisition Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of EKCO Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, ACQUIROR, Acquisition Subsidiary and their affiliates, associates, agents, representatives and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to EKCO all copies of such information, in whatever media, then in their possession. In addition, EKCO, ACQUIROR, and Acquisition Subsidiary agree to cooperate in providing the record holders of EKCO Shares (identified as of the most recent practicable date), including the

Trustee of the EKCO Employee Stock Ownership Plan (the "ESOP") (or an agent or service provider specified by such ESOP Trustee) with the Offer Documents and any other document necessary to consummate the Offer and the Merger, in accordance with all applicable law and, in the case of the ESOP, in accordance with the terms of the ESOP, the Trust Agreement of the ESOP, and the Certificate of Designations of Series B ESOP Convertible Preferred Stock of EKCO.

       1.3.   EKCO BOARD REPRESENTATION.

       (a) Promptly upon the purchase by Acquisition Subsidiary of the EKCO Shares pursuant to the Offer, and from time to time thereafter, Acquisition Subsidiary shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of EKCO as shall give Acquisition Subsidiary representation on the Board of Directors equal to the product of the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a percentage that the aggregate number of EKCO Shares beneficially owned by Acquisition Subsidiary or any affiliate of Acquisition Subsidiary bears to the total number of EKCO Shares outstanding, and EKCO shall, at such time, promptly take all action necessary to cause Acquisition Subsidiary's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such time, EKCO shall cause persons designated by Acquisition Subsidiary to constitute the same percentage as is on the Board of Directors of (i) each committee of the Board of Directors, (ii) each board of directors of each domestic subsidiary of EKCO and
(iii) each committee of such board, in each case only to the extent permitted by law. Notwithstanding the foregoing, following the purchase of the EKCO Shares by Acquisition Subsidiary pursuant to the Offer, only directors who were serving as directors on the date of this Agreement shall be entitled to vote with respect to any matters (other than termination of this Agreement) that are in any material respect in conflict with or inconsistent with the interests of ACQUIROR and Acquisition Subsidiary under this Agreement, except if at least three of such directors are not in office.

       (b) EKCO's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the foregoing sentence, EKCO shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this section and shall include in the Schedule 14D-9 or a separate Rule 14f-l information statement provided to stockholders such information with respect to EKCO and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this section. ACQUIROR or Acquisition Subsidiary will supply in a timely manner to EKCO and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

       1.4. EKCO OPTIONS. As soon as practicable after the commencement of the Offer, EKCO shall use its reasonable best efforts to cause each holder of each outstanding option to purchase EKCO Shares (in each case, an "EKCO Option") granted under EKCO's 1987 Stock Option Plan or EKCO's 1988 Directors' Stock Option Plan (collectively, the "Stock Option Plans"), whether or not such EKCO Options are vested as of the date of this Agreement, to execute and deliver to EKCO, prior to the expiration of the Offer, an agreement substantially in the form of ANNEX B (an "Option Election") under which such holder would agree, contingent upon the purchase of EKCO Shares by Acquisition Subsidiary pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such EKCO Options to be cancelled in exchange for a cash payment (the "Option Payment") equal to the aggregate amount that the undersigned would receive if each of the Option Shares had been tendered to Acquisition Subsidiary pursuant to the terms of the Offer, less the payment of the exercise price of each Option Share and all withholding taxes attributable to such Option Payment, determined in accordance with Section 2.5(c) of this Agreement. The Option Payment shall be made by Acquistion Subsidiary to any such electing EKCO Option holder as soon as practicable after the consummation of the Offer but in no event more than 10 business days after the consummation of the Offer. Notwithstanding the foregoing, EKCO shall cause the Chairman and Chief Executive Officer of EKCO, and all members of the Board of Directors of EKCO, to execute an Option Election in respect of all of their outstanding EKCO Options, prior to the consummation of the Offer, provided that if such election would result in a violation of Section 16 of the Exchange Act and Rule 16(b) promulgated thereunder ("Section 16"), then such election may be delayed until such time as it would not result in a violation of Section 16.

       1.5. EKCO RESTRICTED STOCK. As soon as practicable after the commencement of the Offer, EKCO and the Plan Administrator of the 1984 EKCO Restricted Stock Plan and the 1985 EKCO Restricted Stock Plan (the "Restricted Stock Plans") shall use their commercially reasonable best efforts to cause each unvested EKCO Share ("Restricted Stock") outstanding under the Restricted Stock Plans, as to which a valid Restricted Stock Election (as defined below) is executed (and not revoked) and delivered to EKCO, to become fully vested and non-forfeitable immediately prior to the purchase and contingent upon the consummation of the Offer. The parties to this Agreement consent to the action of the Plan Administrator of the Restricted Stock Plans referenced in the immediately preceding sentence, agree that they will not cause the revocation of such action and will use their reasonable best efforts to cause the Restricted Stock as to which a valid Restricted Stock Election has been made to be deemed to have been tendered in the Offer. As soon as practicable after the commencement of the Offer, EKCO shall use its commercially reasonable best efforts to cause each holder of shares of Restricted Stock to execute and deliver to EKCO, prior to the expiration of the Offer, an agreement substantially in the form of ANNEX C (a "Restricted Stock Election") under which such holder would agree, contingent upon the purchase of EKCO Shares by Acquisition Subsidiary pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, the shares of Restricted Stock (which will be fully vested in accordance with the foregoing provisions of this Section 1.4) to be deemed to have been tendered in the Offer in exchange for the Per Share Amount which shall be paid by Acquisition Subsidiary to such holder as soon as practicable after the consumation of the Offer but in no event more than 10 business days after the consummation of the Offer. Immediately prior to the Effective Time, if the conditions to Article VI are satisfied, EKCO shall cause the Plan Administrator of the Restricted Stock Plans to cause all shares of Restricted Stock outstanding as of the Effective Time to be fully vested and non-forfeitable.


                                   ARTICLE II

                                   THE MERGER

       2.1. THE MERGER. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Subsidiary shall be merged with and into EKCO at the Effective Time (as defined in Section 2.3). From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and EKCO shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the state of Delaware under the name "EKCO Group, Inc." and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary and EKCO in accordance with the DGCL. At ACQUIROR's election, the Merger may alternatively be structured so that (i) EKCO is merged with and into Acquisition Subsidiary or any other direct or indirect subsidiary of ACQUIROR or (ii) any direct or indirect subsidiary of ACQUIROR other than Acquisition Subsidiary is merged with and into EKCO; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to the holders of EKCO Shares in the merger as set forth in Article II hereof or the treatment of the holders of EKCO Options or Restricted Stock, (ii) materially impede or delay consummation of the Merger, or (iii) release ACQUIROR or Acquisition Subsidiary from any of its obligations hereunder. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

       2.2. THE CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern Time at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 on the second business day after all of the conditions to the obligations of the parties to consummate the Merger as set forth in Article VI shall have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article VI (the "Closing Date").

       2.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall file a certificate of merger substantially in the form attached hereto as EXHIBIT A or, if applicable, a certificate of ownership and merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as ACQUIROR, Acquisition Subsidiary and EKCO shall agree should be specified in the Certificate of Merger (the "Effective Time").

       2.4. EFFECT OF THE MERGER. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debts, liabilities, disabilities, obligations and duties of EKCO and Acquisition Subsidiary, and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL.

       2.5. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any further action on the part of the ACQUIROR, Acquisition Subsidiary, EKCO, the Surviving Corporation or any holder of EKCO Shares or any shares of capital stock of Acquisition Subsidiary:

       (a) ACQUISITION SUBSIDIARY COMMON STOCK. Each share of capital stock of Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

       (b) CANCELLATION OF STOCK. Each EKCO Share that is held by EKCO (as treasury stock or otherwise) or held by ACQUIROR or Acquisition Subsidiary or by any direct or indirect wholly-owned subsidiary of ACQUIROR or Acquisition Subsidiary, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

       (c) CONVERSION OF EKCO SHARES. (i) Each share of EKCO Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of EKCO Common Stock to be cancelled in accordance with Section 2.5(b) and Dissenting Shares) (as defined below) shall be cancelled, extinguished and converted into and become a right to receive an amount equal to the Per Share Amount in cash, without interest (the "Merger Consideration") less any required withholding taxes and (ii) each share of ESOP Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of ESOP Preferred Stock to be cancelled in accordance with Section 2.5(b) and Dissenting Shares) shall be cancelled, extinguished and converted into and become a right to receive an amount equal to the Per Share Amount that a holder of the number of shares of EKCO Common Stock into which such shares of ESOP Preferred Stock were convertible immediately prior to the Effective Time would have been entitled to receive in cash without interest thereon and less any required withholding taxes in accordance with Section 8(b) of the Certificate of Designations of the Series B ESOP Convertible Preferred Stock of EKCO.

       (d) DISSENTING SHARES. (i) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, EKCO Shares outstanding immediately prior to the Effective Time held by a holder (if any) who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, appraisal for such EKCO Shares in accordance with
Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraw or loses such holder's right to appraisal, if any. Such stockholders shall be entitled to receive payment of the appraised value of such EKCO Shares held by them in accordance with the provisions of such
Section 262. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such EKCO Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest pursuant to Section 2.5(c).

              (ii) EKCO shall give ACQUIROR (A) prompt notice and a copy of any written notice of a stockholder's intent to demand payment, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Section 262 of the DGCL. Except with the prior written consent of ACQUIROR, EKCO shall not make any payment with respect to any demand for payment and shall not settle or offer to settle any such demands or approve any withdrawal of any such demands.

       (e) STOCK OPTIONS. (i) Prior to the Effective Time, EKCO shall use its commercially reasonable best efforts to cause each outstanding EKCO Option (whether or not then exercisable) that has not, prior to the Effective Time, been cancelled and payment made therefor pursuant to each EKCO Option holder's execution of the Option Election, to be cancelled and exchanged for a cash payment, paid by the Surviving Corporation equal to the product of (x) the number of EKCO Shares previously subject to such EKCO Option and (y) the excess, if any, of the Merger Consideration over the exercise price per EKCO Share previously subject to such EKCO Option. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable hereunder; provided, however, that with respect to any person subject to
Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

              (ii) EKCO shall (A) use its commercially reasonable best efforts to (1) terminate as of the Effective Time all stock or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 3.14(a) of the EKCO Disclosure Schedules ("OPTION PLANS"), and
(2) amend as of the Effective Time any other Plan providing for the issuance, transfer or, grant of any capital stock of EKCO or any interest in respect of any capital stock of EKCO to provide that no further issuances, transfer or grants shall be permitted as of the Effective Time, and (B) use its commercially reasonable best efforts to provide that, following the Effective Time, no holder of an EKCO Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of EKCO, ACQUIROR or the Surviving Corporation.

       (f) WARRANTS. Prior to the Effective Time, EKCO shall use its commercially reasonable best efforts to provide that each outstanding warrant to purchase EKCO Shares (in each case, an "EKCO Warrant"), whether or not then vested or exercisable, shall be exercisable for and entitle each holder thereof to, a payment in cash from the Surviving Corporation, upon exercise, equal to the product of (i) the number of EKCO Shares previously subject to such EKCO Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per EKCO Share previously subject to such EKCO Warrant. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable hereunder.

       2.6.   SURRENDER OF SECURITIES; FUNDING OF PAYMENTS; STOCK TRANSFER
              BOOKS.

       (a) EXCHANGE AGENT. Prior to the Effective Time ACQUIROR shall designate a bank or trust company reasonably acceptable to EKCO to act as agent (the "Exchange Agent") for the purpose of exchanging Certificates (as defined below) for the Merger Consideration. The fees and expenses of the Exchange Agent shall be paid by ACQUIROR.

       (b) PAYMENT FUND. ACQUIROR shall remit to the Exchange Agent concurrently with or immediately prior to the Effective Time an amount equal to the aggregate Merger Consideration necessary to pay the holders of the EKCO Shares (other than Dissenting Shares or EKCO Shares to be cancelled in accordance with Section 2.5(b)) (collectively, the "Payment Fund").

       (c) LETTER OF TRANSMITTAL; PROCEDURE FOR EXCHANGE. ACQUIROR agrees that, as soon as practicable after the Effective Time and in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of EKCO Shares (as of the Effective Time) of a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding EKCO Shares (each, a "Certificate") and to each holder of an agreement evidencing an EKCO Option (including an Option Election in the form of Annex B attached hereto) or an EKCO Warrant (an "Option Agreement") for payment of the Merger Consideration therefor. Upon surrender to the Exchange Agent of a Certificate or an Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Option Agreement shall be entitled to receive, and the Exchange Agent shall promptly pay to the holders out of the Payment Fund, the Merger Consideration multiplied by the number of EKCO Shares represented by such Certificate or the amount of the payment for such Option Agreement such holder is entitled to receive pursuant to Section 2.5(e) or (f) immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax laws. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of a Certificate or Option Agreement for the benefit of the holder thereof. In the event any Certificate shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Surviving Corporation of each such Certificate formerly representing EKCO Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall promptly pay to the holder of such Certificate out of the Payment Fund the Merger Consideration multiplied by the number of EKCO Shares represented by such Certificates immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax laws.

       (d) PAYMENT TO REGISTERED HOLDERS. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Certificate or Option Agreement is registered, it shall be a condition to such payment that such Certificate or Option Agreement shall be surrendered and shall be properly endorsed, accompanied by appropriate stock powers and shall be otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

       (e) STOCK TRANSFER BOOKS CLOSED. At the Effective Time, the stock transfer books of EKCO shall be closed and there shall not be any further registration of transfers of EKCO Shares thereafter on the records of EKCO.

       (f) NO DIVIDENDS. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any EKCO Shares.

       (g) NO FURTHER RIGHTS. After the Effective Time, holders of Certificates shall cease to have any rights as stockholders of EKCO, except as provided herein or under the DGCL. No interest shall be paid on any Merger Consideration payable to former holders of EKCO Shares.

       (h) TERMINATION OF PAYMENT FUND. Promptly following the one year anniversary date of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable aggregate Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of EKCO Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

       2.7. CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. At the Effective Time, the Certificate of Incorporation of EKCO shall be amended to read in its entirety as set forth in EXHIBIT B hereto. The Certificate of Incorporation of EKCO, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and, subject to the limitations set forth in Section 5.8, until thereafter amended as provided by law.

       2.8. BYLAWS OF THE SURVIVING CORPORATION. Subject to Section 5.8, the Bylaws of Acquisition Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time of the Merger and until thereafter altered, amended or repealed as provided by law.

       2.9. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the Directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of EKCO immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the laws of the State of Delaware, the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF EKCO

        EKCO represents and warrants, as of the date hereof, as follows:

       3.1.   CORPORATE ORGANIZATION AND AUTHORIZATION.

       (a) EKCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EKCO has all necessary corporate power and authority to own, lease and operate its property, carry on its business as it is now being conducted, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. EKCO has provided to ACQUIROR correct and complete copies of the certificate of incorporation and bylaws of EKCO. The execution and delivery of this Agreement by EKCO and the consummation by EKCO of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of EKCO are necessary to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the then outstanding EKCO Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by EKCO and, assuming the due authorization, execution and delivery by ACQUIROR and Acquisition Subsidiary, constitutes a legal, valid and binding obligation of EKCO enforceable against EKCO in accordance with its terms.

       (b)    (i)    EKCO has all requisite governmental authorizations,
certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals would not reasonably be expected to have a Material Adverse Effect (as defined below). EKCO is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below).

              (ii) For purposes of this Agreement, "Material Adverse Effect" shall mean with respect to EKCO, any fact, event, change, circumstance or effect that is materially adverse to the business, assets, liabilities or condition (financial or otherwise) or results of operations of EKCO and the EKCO Subsidiaries, taken as a whole, other than any fact, event, change, circumstance or effect (i) relating to the industries for EKCO's products or the general economy, or (ii) arising out of or resulting from entering into this Agreement, the announcement thereof, or the consummation of the transactions contemplated hereby.

       3.2. EKCO CAPITAL STOCK. (a) The authorized capital stock of EKCO consists of (i) 60,000,000 shares of EKCO Common Stock, of which 19,159,818 shares were issued and outstanding, as of July 4, 1999, and of which 10,023,770 shares were issued and held as treasury shares, (ii) 1,800,000 shares of ESOP Preferred Stock, of which 931,897 shares were issued and outstanding as of July 4, 1999; (iii) 600,000 shares of Series A Junior Participating Preferred Stock, $.01 par value, ("Junior Stock"), none of which shares are issued and outstanding as of the date of this Agreement and none of which are issued and held as treasury shares as of the date of this Agreement; and (iv) 17,600,000 shares of undesignated Preferred Stock, par value $.01 per share, none of which shares are issued and outstanding as of the date of this Agreement and none of which are issued and held as treasury shares as of the date of this Agreement. All of the issued and outstanding EKCO Shares are and all EKCO Shares and other securities of EKCO issuable as set forth in the next sentence, upon issuance and payment therefor in accordance with their respective terms, will be duly and validly issued, fully paid and nonassessable and free of preemptive rights.

Section 3.2(a) of the EKCO Disclosure Schedule sets forth a true and complete list of all options, warrants, or other rights, agreements or commitments obligating EKCO to issue, sell or deliver any shares of its capital stock or any securities convertible into its capital stock and the exercise prices therefor. Except as set forth in Section 3.2(a) of the EKCO Disclosure Schedule, there are no options, warrants, or other rights, agreements or commitments obligating EKCO to issue, sell or deliver any shares of its capital stock or any securities convertible into its capital stock or to repurchase, redeem or otherwise acquire, or make any payment in respect of any shares of its capital stock. As of July 4, 1999, 2,529,802 shares of EKCO Common Stock were reserved for issuance upon exercise of outstanding options or warrants. No EKCO Shares have been issued (including from treasury) since July 4, 1999 and through the date hereof except for any shares issued pursuant to the option(s) and warrant(s) described above, shares issued upon conversion of EKCO's ESOP Preferred Stock, and no more than 30,000 shares issued pursuant to EKCO's Dividend Reinvestment and Stock Purchase Plan or offered to employees pursuant to EKCO's 1984 Employee Stock Purchase Plan. Except as set forth above, no shares of capital stock or outstanding other equity securities of EKCO are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of EKCO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of EKCO may vote. The only outstanding indebtedness for borrowed money of EKCO and its subsidiaries is listed in
Section 3.2(a) of the EKCO Disclosure Schedule. Except as set forth in Section 3.2(a) of the EKCO Disclosure Schedule, there are no agreements or arrangements to which EKCO is a party pursuant to which EKCO is or could be required to register shares of common stock or other securities under the Securities Act.

       (b) Except for the ESOP, there are no voting trusts or other agreements or understandings to which EKCO or any of its Subsidiaries is a party with respect to the voting of the capital stock of EKCO or any of its Subsidiaries.

       (c) To the knowledge of EKCO, Schedule 3.2(c) sets forth, as of the date hereof, each person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (i) who has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of EKCO Common Stock and the number of shares of EKCO Common Stock beneficially owned by such person or group, or (ii) who has made any filing under the HSR Act with respect to EKCO or EKCO Common Stock since January 1, 1998.

       3.3. EKCO SUBSIDIARIES. Section 3.3 of the EKCO Disclosure Schedule sets forth a list of all subsidiaries of EKCO (individually, an "EKCO Subsidiary", and collectively, the "EKCO Subsidiaries") and their respective jurisdictions of incorporation.

       3.4. ORGANIZATION, EXISTENCE AND GOOD STANDING OF EKCO SUBSIDIARIES. Each EKCO Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing, or to have such power, would not reasonably be expected to have a Material Adverse Effect.

       3.5.   NONCONTRAVENTION; CONSENTS.

       (a) None of the execution or delivery of this Agreement, the performance by EKCO of its obligations hereunder or the consummation of the transactions contemplated hereby does or will:

              (i) violate, conflict with, or constitute a default under, the Certificate of Incorporation, as amended, or Bylaws, as amended, of EKCO; or

              (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation or ordinance (together, "Laws") or any order, injunction, judgment or decree (together, "Orders") of any court or Governmental Entity to which EKCO or any of its assets or properties is subject, which violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) except as set forth in Section 3.5(a) of the EKCO Disclosure Schedule, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease, security agreement, permit, concession, franchise or other agreement, instrument or obligation of any kind to which EKCO is a party or by which it or any of its assets or properties is bound, which default, breach or other action has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       (b) Except for the expiration or termination of the applicable waiting period under the HSR Act and any applicable foreign competition laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "Blue Sky" laws or regulations (the "Blue Sky laws") or any exchange upon which EKCO Shares are listed, and except for the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity required to be obtained by EKCO in connection with the execution of this Agreement, the performance by EKCO of its obligations hereunder, or the consummation of the transactions contemplated hereby, the failure of which to obtain, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

       3.6.   EKCO PUBLIC INFORMATION.

       (a) EKCO has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998 under the Exchange Act or the Securities Act (together with all subsequent forms, reports, schedules, statements and other documents filed by EKCO with the SEC prior to the Effective Time, collectively, the "EKCO Public Reports") and has heretofore made available the EKCO Public Reports to ACQUIROR. At the time they were made, the EKCO Public Reports (including information incorporated by reference therein) and, at the time it is made, any EKCO Public Report made by EKCO with the SEC after the date of this Agreement (x) did not, or with respect to those not yet made, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied, or with respect to those not yet made, will comply as to form in all material respects with the Securities Act and the Exchange Act as appropriate. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to ACQUIROR prior to the date hereof), none of the EKCO Public Reports made since January 1, 1998 and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1998, no EKCO Subsidiary has been required to file any forms, reports, or other documents with the SEC.

       (b) The consolidated financial statements of EKCO (including any footnotes and schedules thereto) contained in the EKCO Public Reports have been or will be prepared from, and are or will be in accordance with, the books and records of EKCO and have been or will be prepared in accordance with and have complied or will comply with applicable accounting requirements and the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated therein) and fairly present or will fairly present in all material respects the consolidated financial position of EKCO and EKCO Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of EKCO and EKCO Subsidiaries for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments that are not material, individually or in the aggregate. The consolidated balance sheet of EKCO at January 3, 1999 included in the EKCO Public Reports is herein sometimes referred to as the "EKCO Balance Sheet."

       3.7. NO MATERIAL ADVERSE CHANGE. Except as disclosed in Section 3.7 of the EKCO Disclosure Schedule, since January 3, 1999, there has been no change, event, loss or occurrence affecting EKCO or any of the EKCO Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       3.8. LEGAL PROCEEDINGS. Except as set forth in Section 3.8 of the EKCO Disclosure Schedule or described in the EKCO Public Reports, as of the date this Agreement, there is no pending, or to the knowledge of EKCO, threatened litigation, arbitration, governmental investigation or other proceeding against EKCO or any of its assets or properties or relating directly to the transactions contemplated by this Agreement which, if resolved adversely to EKCO, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       3.9. MATERIAL CONTRACTS. EKCO has made available to ACQUIROR true copies of all written contracts of EKCO and the EKCO Subsidiaries that are material to the business, financial condition or results of operations of EKCO and the EKCO Subsidiaries, taken as a whole, entered into in connection with and related to the business and operations of EKCO and the EKCO Subsidiaries (the "Material Contracts") and together with the Other Contracts (as defined below), the "Significant Contracts") or has otherwise disclosed such material written contracts in Section 3.9 of the EKCO Disclosure Schedule or in the EKCO Public Reports. The term "Other Contracts" shall mean: (a) all contracts required to be disclosed pursuant to Items 401 or 601 of Regulation S-K of the SEC, (b) all contracts for the future purchase of materials, supplies, merchandise or equipment, (c) all contracts for the sale or lease of any of the assets of EKCO, other than sales of inventory in the ordinary course of business, (d) all mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any material assets of EKCO, (e) all consulting agreements providing for annual payments thereunder in excess of $50,000, and (f) all non-competition or similar agreements which restrict or may hereafter restrict the geographic or operational scope of EKCO's business or the ability of EKCO to enter into new lines of business. To the knowledge of EKCO, all of such written Significant Contracts are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound) and are in full force and effect, except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect. No default, breach or violation or alleged default by EKCO or the EKCO Subsidiaries exists under such material written Significant Contracts, except for defaults, breaches or violations or alleged defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       3.10. SUBSEQUENT EVENTS. Except as set forth in Section 3.10 of the EKCO Disclosure Schedule or disclosed in the EKCO Public Reports, EKCO has not, since January 3, 1999:

       (a) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability other than any lien, encumbrance, obligation or liability (i) discharged, paid or satisfied in the ordinary course of business, (ii) shown or reflected on the EKCO Balance Sheet,
(iii) incurred since the date of the EKCO Balance Sheet in the ordinary course of business or (iv) the discharge or satisfaction of which would not reasonably be expected to have a Material Adverse Effect.

       (b) Increased or established any reserve for Taxes (as defined in Section 3.12) or any other liability on its books or otherwise provided therefor which would have a Material Adverse Effect, except as may have been required due to income or operations of EKCO since the date of the EKCO Balance Sheet.

       (c) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of EKCO.

       (d) Sold or transferred any of the assets material to the consolidated business of EKCO, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

       (e) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

       (f) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of EKCO or warrants granted to third parties or shares of common stock issuable pursuant thereto or pursuant to any other contract or agreement outstanding as of the date hereof, all of which are disclosed in Section 3.2 of the EKCO Disclosure Schedule.

       (g) Except as set forth in Section 3.10(g) of the EKCO Disclosure Schedule, declared, paid, set aside or made any dividend or distribution on or payment with respect to the EKCO Shares or any other shares of EKCO's capital stock.

       3.11. INVENTORIES. All inventories reflected on the EKCO Balance Sheet were as of the date thereof carried at amounts which reflect valuations pursuant to EKCO's normal inventory valuation policy of stating inventory as the lower of cost or market on a (except as set forth in Section 3.11 of the EKCO Disclosure Schedule) first-in-first out basis, all in accordance with GAAP. Except as set forth in Section 3.11 of the EKCO Disclosure Schedule, since the date of the EKCO Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

       3.12. TAX RETURNS. EKCO and each EKCO Subsidiary has filed all Tax Returns required to be filed by them or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file would not have a Material Adverse Effect. All such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects, except where the failure to be true, correct and complete would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.12 of the EKCO Disclosure Schedule, (i) EKCO and each EKCO Subsidiary have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes (other than deferred Taxes reflecting differences between the book and tax bases in assets and liabilities) with respect to any period (or portion thereof) ending prior to or immediately prior to the

Effective Time, (ii) EKCO and each EKCO Subsidiary have not been notified that any tax returns of EKCO or any EKCO Subsidiary are currently under audit by the Internal Revenue Service or any state or local tax agency, (iii) no agreements have been made by EKCO or any EKCO Subsidiary for the extension of time or the waiver of the statute of limitations for the assessment or payment of any Taxes,
(iv) neither EKCO nor, to EKCO's knowledge, any EKCO Subsidiary have received any notice of deficiency or assessment from any taxing authority with respect to Taxes, which have not been fully paid or finally settled, and (v) neither EKCO nor any EKCO Subsidiary (other than any EKCO Subsidiary whose capital stock was previously owned by any person other than EKCO or another EKCO Subsidiary) (x) has been a member of an affiliated group filing a consolidated Federal Income Tax Return or any comparable state or local Tax Return, other than the affiliated group in which they are currently members, or (y) has any liability for any Taxes of any person under Treasury Regulation section 1.1502-6 (or any comparable state, local or foreign law), as a transferee or successor, by contract or otherwise. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes, customs duties or similar fees and other assessments of a similar nature (whether imposed directly or through withholding), including interest and penalties thereon and additions thereto and "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

       3.13. COMMISSIONS AND FEES. Except for fees owed to Lehman Brothers, Inc., no agent, broker, person or firm acting on behalf of ACQUIROR or Acquisition Subsidiary is or will be entitled to any brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Agreement.

       3.14.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS.

       (a) (i) Schedule 3.14(a) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multi-employer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future solely as a result of the consummation of the transaction contemplated by this Agreement), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of EKCO or its EKCO Subsidiaries has any present or future right to benefits or under which EKCO or its EKCO Subsidiaries has any liability (all such plans, agreements, programs, policies and arrangements shall be referred to as (individually, a "Plan" and collectively, the "Plans"); (ii) except as set forth in Section 3.14(a) of the EKCO Disclosure Schedule, all such plans listed in Section 3.14(a) of the EKCO Disclosure Schedule have been operated and administered in accordance with ERISA, the Code and other applicable law, except where such failure so to operate and administer would not reasonably be expected to have a Material Adverse Effect; (iii) except as set forth in Section 3.14(a) of the EKCO Disclosure schedule, no act or failure to act by EKCO has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception, and no "reportable event" (as defined in ERISA) which requires the filing of a report thereof with the Pension Benefit Guaranty Corporation has occurred with respect to any of the Plans which is subject to Title IV of ERISA; (iv) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification (except for the failure to amend such Plans to comply with requirements of the Code or regulations thereunder for which the remedial amendment period has not expired), (v) no event has occurred and no condition exists that would subject EKCO or any EKCO Subsidiary, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would result in a Material Adverse Effect; and
(vi) EKCO is not obligated in any way to make any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980, as amended. With respect to any multi-employer plan (within the meaning of ERISA section 4001(a)(3)) to which EKCO, its EKCO Subsidiaries or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute):
(i) none of EKCO, the EKCO Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability in an amount that would have a Material Adverse Effect under Title IV of ERISA or would be subject to such liability if, as of the Effective Time, EKCO, its EKCO Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multi-employer plan; and (ii) no such multi-employer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively, such that any liability in an amount that would have a Material Adverse Effect on EKCO, any EKCO Subsidiary or any member of their Controlled Group.

       (b) Except as set forth in Section 3.14(b) of the EKCO Disclosure Schedule, EKCO is not a party to any oral or written union, guild or collective bargaining agreement which agreement covers employees in the United States, and, to the knowledge of EKCO, no union organizing activity is currently being conducted in respect to any of its employees.

       (c) With respect to each Plan, EKCO has delivered, made available or will make available within ten business days hereafter to ACQUIROR a current, accurate and complete copy (or, to the extent no such copy exists, Section 3.14(a) of the EKCO Disclosure Schedule contains an accurate summary) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; (iv) for the three most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements and (C) for the most recent year, actuarial valuation reports.

       (d) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of EKCO, threatened, (ii) to the knowledge of EKCO, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no written or, to the knowledge of EKCO, oral communication has been received from any Governmental Entity in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such Plan or concerning the impact of the transactions contemplated herein on the funded status of any such Plan; and (iv) no oral promises or obligation have been made by any authorized EKCO officer, employee or representative to any present or former employee of EKCO or, to the knowledge of EKCO, the EKCO Subsidiaries, of any increase in any compensation or benefits of any such employee.

       (e) Except as set forth in Schedule 3.14(a) of the EKCO Disclosure Schedule, no Plan exists that could, as a result of the transaction contemplated by this Agreement, result in the payment to any present or former employee of EKCO or its EKCO Subsidiaries of any money or other property or in the acceleration of or the provision of any other rights or benefits to any present or former employee of EKCO or its EKCO Subsidiaries, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

       (f) Except as set forth on Schedule 3.14(f), neither EKCO nor any of its EKCO Subsidiaries sponsor, maintain or contribute to any Plan that provides post-retirement medical or life insurance benefits to any present or former employee of EKCO or its EKCO Subsidiaries, other than such benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any state law requiring continuation coverage.

       (g) Except as set forth on Schedule 3.14(g), (i) all Plans that are sponsored or maintained by EKCO or its EKCO Subsidiaries that are non-U.S. Plans have been operated and administered in accordance with all applicable laws, codes and regulations except where the failure to so operate and administer would not reasonably be expected to have a Material Adverse Effect, and each non U.S. Plan that is required to be funded under any applicable law has been funded in amounts that equal or exceed such funding requirements.

       3.15. COMPLIANCE WITH LAWS IN GENERAL. EKCO and the EKCO Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations, franchises and approvals of all Governmental Entities which are required for the operation of the business of EKCO and its EKCO Subsidiaries as now being operated (collectively, the "EKCO Permits"), except where the failure to have any such EKCO Permits would not, individually as in the aggregate, reasonably be expected to have a Material Adverse Effect. EKCO and the EKCO Subsidiaries are in compliance with the terms of the EKCO Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not reasonable be expected to have a Material Adverse Effect. EKCO has not violated or failed to comply with, or received any written notice from any Governmental Entity asserting a failure to comply with, any Law or Order, except where such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

       3.16.  INTELLECTUAL PROPERTY.

       (a) Except as set forth in Section 3.16(a) of the EKCO Disclosure Schedule, EKCO owns, or is licensed or otherwise entitled to exercise all rights under or with respect to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and trade secrets employed in the operation of EKCO's business as currently conducted (the "EKCO Intellectual Property Rights"), except where the failure to so own, or be licensed or otherwise entitled to exercise all rights under or with respect to such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect. Section 3.16(a) of the EKCO Disclosure Schedules lists all material EKCO patents and registered trademarks, and any applications therefor.
Section 3.16(a) of the EKCO Disclosure Schedule lists all material licenses, sublicenses and other agreements as to which EKCO is a party and pursuant to which EKCO is authorized to use third party patents, registered copyrights, registered trademarks, trade names and registered service marks (the "Material IP Agreements" and the "Third Party Intellectual Property Rights").

       (b) Except as set forth in Section 3.16(b) of the EKCO Disclosure Schedule, EKCO has not received written notice of any claims with respect to the EKCO Intellectual Property Rights, which claims would reasonably be expected to have a Material Adverse Effect, and, to the knowledge of EKCO, there are no claims (i) to the effect that any business of EKCO as currently conducted infringes on or misappropriates any patents, copyrights, trademarks, trade names or service marks in which a third party has any rights or (ii) challenging the ownership, validity or effectiveness of any of the EKCO Intellectual Property Rights, in either case, which claims would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16(c) of the EKCO Disclosure Schedule, no EKCO Intellectual Property Right is subject to any material lien, encumbrance or other secured interest.

       (c) Neither EKCO nor, to EKCO's knowledge, any other party to any Material IP Agreement is, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any Material IP Agreement, except such violations as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.16(c) of the EKCO Disclosure Schedule and except for those EKCO Intellectual Property Rights which are in the public domain, EKCO is the owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the EKCO Intellectual Property Rights, and rights in respect thereof, and is not contractually obligated to pay any compensation to any third party.

       (d) Except as set forth in Section 3.16(d) of the EKCO Disclosure Schedules, EKCO has taken all reasonable steps to protect, maintain and safeguard the EKCO Intellectual Property, and has made all filings and executed all agreements necessary or desirable in connection therewith, except for such steps, filings and agreements the absence of which would not reasonably be expected to have Material Adverse Effect.

       3.17. INSURANCE. Section 3.17 of the EKCO Disclosure Schedule sets forth a complete and correct list of all material insurance policies and programs (other than welfare benefit insurance policies and programs), including self-insurance programs, maintained by EKCO. Except as set forth in Section 3.17 of the EKCO Disclosure Schedule, all material insurance policies maintained by EKCO or the EKCO Subsidiaries are in full force and effect and are not currently terminable, and the consummation of the transactions contemplated by this Agreement would not be expected to give rise to a right of termination on the part of the insurance carriers, other than those policies the absence or termination of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       3.18. PROPERTIES. Section 3.18 of the EKCO Disclosure Schedule sets forth a list of all real property or interests in real property owned by EKCO.
Section 3.18 of the EKCO Disclosure Schedule sets forth by location all material real property used or occupied by EKCO that is held under lease or sub-lease by EKCO (the "Leases"). Except for the properties subject to the Leases and as set forth in Section 3.18 of the EKCO Disclosure Schedule, EKCO has good title, free and clear of all liens, mortgages, claims, restrictions, pledges, or other claims or encumbrances to all their material tangible properties, except for (i) liens for current Taxes not yet due and payable, (ii) assets disposed of since the date of the EKCO Balance Sheet in the ordinary course of business, (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen,
(iv) liens in respect of pledges or deposits under workers' compensation laws, and (v) liens and encumbrances which do not affect marketability of title or the use being made of such properties or immaterial title defects, all of which would not reasonably be expected to materially detract from the value or materially interfere with the present use of such properties. The Leases are in full force and effect, and EKCO holds a valid existing leasehold interest under each of the Leases on the terms set forth in such Leases, except to the extent that the failure to be in full force and effect or the failure to hold a valid leasehold interest would not reasonably be expected to have a Material Adverse Effect. EKCO has made available to ACQUIROR complete and correct copies of each of the Leases, including all modifications, amendments and supplements thereto.

       3.19.  ENVIRONMENTAL MATTERS.

       (a) EKCO and each EKCO Subsidiary is, and has been, in compliance with applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

       (b) Neither EKCO nor any EKCO Subsidiary has received written notice alleging that (i) EKCO or any EKCO Subsidiary is in violation of any applicable Environmental Law, which violation is unresolved or (ii) that EKCO or any EKCO Subsidiary is obligated to undertake, or to bear all or any portion of the cost of, any Cleanup, which, in the case of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect.

       (c) There have been no releases, spills or discharges of Regulated Materials (as hereinafter defined) on or underneath any location currently or formerly owned, leased or otherwise operated by EKCO or any of the EKCO Subsidiaries (the "Properties"), which release, spills or discharges would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of EKCO, threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the EKCO Properties, which claims, liens or encumbrances would reasonably be expected to have a Material Adverse Effect.

       (d) Regulated materials have not been disposed of or arranged to be disposed of by EKCO or any EKCO Subsidiary in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

       (e) For purposes of this Agreement the following terms shall have the following meanings:

       "Cleanup" means all actions required to: (i) cleanup, remove, treat or remediate Regulated Materials, (ii) prevent the release of Regulated Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

       "Environmental Laws" shall mean all federal, state, local laws, statutes, ordinances, codes, rules, regulations, judgments, orders and decrees related to the protection of the environment or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Regulated Materials.

       "Regulated Materials" shall mean any pollutants; contaminants; or toxic, hazardous or extremely hazardous substances, materials or wastes, regulated by, or that could result in liability under, any Environmental Laws.

       3.20. YEAR 2000. Except as would not individually or in the aggregate have a Material Adverse Effect, all computer hardware, software, databases, systems and other computer equipment (collectively, "Systems") owned, held, and/or used by EKCO or any of the EKCO Subsidiaries (including, to the knowledge of EKCO, Systems obtained from third parties) can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis, or by interacting or interoperating with third-party software without error relating to the processing, calculating, comparing, sequencing or other use of date data (the foregoing ability, "Year 2000 Compliant") except as disclosed in the EKCO Public Reports filed and publicly available prior to the date of this Agreement.

       3.21. ABSENCE OF CERTAIN LIABILITIES. Except for matters reflected or reserved against in the balance sheet as of March 31, 1999 included in the financial statements contained in the EKCO Public Reports filed on or prior to the date hereof, EKCO had not at that date, and has not since that date, incurred any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except liabilities or obligations that (a) were incurred in the ordinary course of business consistent with past practices and (b) have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       3.22. TAKEOVER STATUTE. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including the Offer, the purchase of Shares pursuant thereto and the Merger have been approved by the Board of Directors for purposes of Section 203 of the DGCL.

       3.23. RIGHTS AGREEMENT. EKCO and the Board of Directors of EKCO have taken all necessary action so that (a) the execution and delivery of this Agreement, the making of the Offer, the acquisition of the EKCO Shares pursuant to the Offer, the consummation of the Merger and the consummation of the transactions contemplated hereby do not and will not, with or without the passage of time, result in (i) the grant of any Rights to any person under the Rights Agreement or enable or require EKCO's outstanding Rights to be exercised, distributed or triggered, (ii) ACQUIROR, Acquisition Subsidiary or any of their affiliates becoming an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as each such term is defined in the Rights Agreement) and (b) the Rights will expire at, and subject to, the consummation of the Offer.

       3.24. OPINION OF FINANCIAL ADVISOR. EKCO has received the written opinion of Lehman Brothers dated August 4, 1999 to the effect that, as of the date hereof, the Per Share Amount to be received by the stockholders of EKCO is fair to the holders of EKCO Shares from a financial point of view. A written copy of such opinion has been delivered by EKCO to ACQUIROR.

       3.25. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. The information supplied by EKCO for inclusion in the Schedule 14D-9 and the Offer Documents shall not, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of EKCO, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by EKCO for inclusion in the proxy statement to be sent to the stockholders of EKCO in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of EKCO, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

       3.26. STOCKHOLDER VOTE REQUIRED. Under the DGCL and EKCO's amended and restated certificate of incorporation and by-laws, the only vote required to adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding EKCO Shares, voting as a single class.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY
                                  AND ACQUIROR

       Each of Acquisition Subsidiary and ACQUIROR, jointly and severally, represent and warrant to EKCO, as of the date hereof, as follows:

       4.1.   ORGANIZATION, EXISTENCE AND CAPITAL STOCK.

       (a) ACQUIROR is a corporation duly organized and validly existing and is in good standing under the laws of the State of the Delaware and ACQUIROR has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing and in good standing would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated by this Agreement. ACQUIROR is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated by this Agreement.

       (b) Acquisition Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. All of the shares of Acquisition Subsidiary have been duly authorized and validly issued and are owned, either directly or indirectly, by ACQUIROR, and are fully paid and nonassessable.

       4.2. AUTHORIZATION OF AGREEMENT. Each of ACQUIROR and Acquisition Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of ACQUIROR and Acquisition Subsidiary of this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by ACQUIROR and Acquisition Subsidiary at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of ACQUIROR and Acquisition Subsidiary and by ACQUIROR as the sole stockholder of Acquisition Subsidiary. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of ACQUIROR or Acquisition Subsidiary are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of ACQUIROR and Acquisition Subsidiary and, assuming due authorization, execution and delivery hereof by EKCO, constitutes a legal, valid and binding obligation of each of ACQUIROR and Acquisition Subsidiary, enforceable against each of ACQUIROR and Acquisition Subsidiary in accordance with its terms.

       4.3.   NON-CONTRAVENTION; CONSENTS

       (a) Neither the execution or delivery of this Agreement or any other document, agreement, certificate or instrument nor the consummation of the transactions contemplated hereby or thereby does or will:

              (i) violate, conflict with, or constitute a default under, the Certificate of Incorporation or other charter document, as amended, or Bylaws, as amended, of ACQUIROR or Acquisition Subsidiary; or

              (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Entity to which ACQUIROR or Acquisition Subsidiary or any of their assets or properties are subject or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which ACQUIROR or Acquisition Subsidiary is a party or by which their or any of their assets or properties may be bound.

       (b) Except for the expiration or termination of the applicable waiting period under the HSR Act and any applicable foreign competition laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and the Blue Sky laws, and except for the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity required to be obtained by ACQUIROR or Acquisition Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

       4.4. COMMISSIONS AND FEES. Except for fees owed to Goldman, Sachs & Co., no agent, broker, person or firm acting on behalf of ACQUIROR or Acquisition Subsidiary is or will be entitled to any brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Agreement.

       4.5. NO SUBSIDIARIES. Acquisition Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. Acquisition Subsidiary is not a party to any joint venture or partnership.

       4.6. NO PRIOR ACTIVITIES. Other than the obligations created under this Agreement, Acquisition Subsidiary has neither incurred any obligation or liability nor engaged in any business activities of any type or kind whatsoever, and is not obligated under any contracts, claims, leases, liabilities, loans or otherwise.

       4.7. OFFER DOCUMENTS; PROXY STATEMENT. The information supplied by ACQUIROR and Acquisition Subsidiary for inclusion in the Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of EKCO, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by ACQUIROR and Acquisition Subsidiary for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of EKCO, at the time of the

Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

       4.8. FINANCING. At the time of the consummation of the Offer, ACQUIROR and Acquisition Subsidiary will have cash and/or cash equivalents available to irrevocably provide the amount of cash necessary to accept for payment and pay for all EKCO Shares eligible to be tendered pursuant to the Offer and to permit the Surviving Corporation to pay the aggregate Merger Consideration, and to pay all related fees and expenses, and will make such funds available to Acquisition Subsidiary.

       4.9. LEGAL PROCEEDINGS. As of the date this Agreement, there is no litigation, governmental investigation or other proceeding against either ACQUIROR or Acquisition Subsidiary, or to the knowledge of either ACQUIROR nor Acquisition Subsidiary, pending or threatened, relating to this Agreement or the transactions contemplated hereby.

       4.10. DGCL 203. At no time during the three (3) years prior to the date of this Agreement has ACQUIROR, Acquisition Subsidiary or any of their respective affiliates or associates been an "interested person" within the meaning of and as defined in Section 203 of the DGCL.


                                    ARTICLE V

                                    COVENANTS

       5.1. PRESERVATION OF BUSINESS. Except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the EKCO Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, EKCO and the EKCO Subsidiaries shall in all material respects conduct their operations according to their ordinary and usual course of business and consistent with past practice, and EKCO shall use its commercially reasonable best efforts to preserve intact the business organization of EKCO, keep available the services of its current officers and employees and preserve the goodwill of those having advantageous business relationships with it and the EKCO Subsidiaries. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, or as set forth in the EKCO Disclosure Schedules, neither EKCO nor any of the EKCO Subsidiaries, as the case may be, will, without the prior written consent of ACQUIROR:

       (a) issue, deliver, sell, dispose of or pledge, or authorize or propose the issuance, delivery, sale, disposition or pledge of, additional shares of its capital stock or any of its other securities or securities convertible into any such shares or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or any rights, warrants or options to acquire or enter into any arrangement or contract with respect to the issuance or sale of, any such shares, securities or other convertible securities, other than in connection with the exercise of EKCO Options or EKCO Warrants outstanding on July 4, 1999, pursuant to EKCO's Dividend Reinvestment and Stock Purchase Plan, or upon conversion of EKCO's ESOP Preferred Stock, or make any other changes in its capital structure;

       (b) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, directly or indirectly, or propose to do any of the foregoing with respect to, any of its capital stock or other securities;

       (c) declare, pay, set aside or make any dividend or distribution on or payment with respect to the EKCO Shares or any other shares of its capital stock;

       (d) except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) any material amount of its properties or assets except in the ordinary course of business consistent with past practice or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of EKCO;

       (e) adopt any amendments to the Certificate of Incorporation or Bylaws of EKCO;

       (f) (i) increase the compensation or fringe benefits of any of its directors or officers or employees, except pursuant to the terms of agreements or plans currently in effect which increases, for each such individual, shall not exceed five percent (5%) of each such individual's annual rate of compensation; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any director or officers; (iii) commit itself to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director or officer, whether past or present; (iv) except as required by applicable law or as reported in Section 5.1(f) of the EKCO Disclosure Schedule, amend in any material respect any such material plan, agreement or arrangement; or (v) pay or agree to pay any discretionary severance amount;

       (g) except in the ordinary course of business (i) incur any amount of indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become liable in respect of the obligations of any other person except for obligations of wholly-owned EKCO Subsidiaries outstanding on the date hereof, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned EKCO Subsidiaries in the ordinary course of business consistent with past practice), (iii) pledge or otherwise encumber shares of capital stock of EKCO or any EKCO Subsidiaries, or (iv) mortgage or pledge any material amount of its assets, tangible or intangible, or create or suffer to exist any lien thereupon;

       (h)    (i)    acquire (by merger, consolidation or acquisition of stock
or assets) any corporation. partnership or other business organization or division, (ii) make any capital expenditure or commitments for additions to plant, property or equipment constituting capital assets except expenditures pursuant to commitments existing as of the date of this Agreement or as contemplated in the annual budget of EKCO and the EKCO Subsidiaries (a copy of which has been provided to ACQUIROR), (iii) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or change any other material accounting principle or practice used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that take effect after the date of this Agreement), (iv) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities in the ordinary course consistent with past practice, (v) waive, release, grant or transfer any rights of a material value or modify or change in any material respect or renew any existing license, lease, contract or other document, (vi) make or change any Tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any proceeding with respect to any Tax liability;

       (i) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of EKCO's affiliates, other than EKCO Subsidiaries, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404;

       (j) amend, modify or terminate any existing Intellectual Property license, execute any new Intellectual Property license, sell, license or otherwise dispose of, in whole or in part, any EKCO Intellectual Property, and/or subject any EKCO Intellectual Property to any encumbrance; or

       (k) enter into any contract, agreement, commitment or arrangement with respect to, or resolve to do, any of the foregoing.

       5.2. ACQUISITION PROPOSALS; NO SOLICITATION. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, EKCO shall not, and will direct each affiliate, officer, director, representative and agent of EKCO and its affiliates not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with any corporation, partnership, person or other entity or group (other than ACQUIROR or an affiliate or an associate of ACQUIROR) or take any other action to facilitate, any inquiry or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, an offer or proposal for any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving EKCO or any of the EKCO Subsidiaries, or any purchase or sale of more than 15% of the assets (including stock of the EKCO Subsidiaries) of EKCO and the EKCO Subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, more than 15% of the equity securities of EKCO or any of the EKCO Subsidiaries (an "Acquisition Proposal") or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In addition, EKCO shall, and shall cause each affiliate, officer, director, representative and agent of EKCO to, immediately cease any existing discussions or negotiations, or other activities referred to in the immediately preceding sentence, with any person conducted heretofore with respect to any of the foregoing matters referred to in the immediately preceding sentence. Notwithstanding the foregoing, EKCO may, (i) refer any party to this Section 5.2, (ii) directly or indirectly, furnish information and access, in response to unsolicited requests therefor to any corporation, partnership, person or other entity or group that has made a Superior Proposal (as defined below) and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party, pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiations concerning any such Superior Proposal if the Board of Directors determines in its good faith judgment, after receiving and based upon advice from outside legal counsel, that such action is required to prevent the Board of Directors of EKCO from breaching its fiduciary duties to the stockholders of EKCO under Delaware law and (iii) to the extent applicable, comply with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, subject in the case of clauses (ii) and (iii) to any rights of ACQUIROR to terminate this Agreement and receive payment of any fee due under Article VII as a result thereof. EKCO shall promptly notify ACQUIROR orally and in writing if any unsolicited request for information and access in connection with a possible Acquisition Proposal involving such a party is made and shall, in any such notice to ACQUIROR, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party after the date hereof which, if consummated, will result in a transaction that, taking into account all legal, financial and regulatory aspects and consequences of the proposal and the person making such proposal, including the relative expected consummation date and the risk of non-consummation, is financially superior, is not subject to a financing contingency and is otherwise as favorable in all material respects to EKCO's stockholders as the Offer and the Merger. EKCO also agrees not to release any third party from, waive any provisions of, or to fail to enforce any confidentiality or standstill agreement to which EKCO is a party.

       5.3.   MEETINGS OF STOCKHOLDERS; PROXY STATEMENT.

       (a) If required by applicable law in order to consummate the Merger, EKCO shall take all necessary action to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting"). At the Stockholders' Meeting, ACQUIROR and Acquisition Subsidiary shall cause all EKCO Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

       (b) In the event a Stockholders' Meeting is called, EKCO will prepare and file with the SEC a Proxy Statement for the solicitation of a vote of holders of EKCO Shares approving the Merger, which shall include the recommendation of the Board of Directors of EKCO that stockholders of EKCO vote in favor of the approval and adoption of this Agreement.

       (c) Subject to Section 5.3(d), if required by applicable law, as soon as practicable following consummation of the Offer, EKCO shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. ACQUIROR, Acquisition Subsidiary and EKCO shall cooperate with each other in the preparation of the Proxy Statement, and EKCO shall notify ACQUIROR of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ACQUIROR promptly copies of all correspondence between EKCO or any representative of EKCO and the SEC. EKCO shall give ACQUIROR and its counsel the reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give ACQUIROR and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of EKCO, ACQUIROR and Acquisition Subsidiary agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of EKCO Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

       (d) Notwithstanding the foregoing, in the event that Acquisition Subsidiary shall acquire at least 90% of the outstanding EKCO Shares, EKCO agrees, at the request of Acquisition Subsidiary, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of EKCO's stockholders, in accordance with Section 253 of the DGCL.

       5.4.   ACCESS TO INFORMATION; CONFIDENTIALITY

       (a) Subject to applicable law and the agreements set forth in Section 5.4(b), between the date of this Agreement and the Effective time, EKCO shall and shall cause each of its subsidiaries and agents to (i) give ACQUIROR and its representatives reasonable access, during regular business hours upon reasonable written notice, to all of the employees, properties, offices, facilities, books, records, files, correspondence, audits and officers of EKCO and the EKCO Subsidiaries, (ii) permit ACQUIROR and its representatives to make such reasonable inspections of such employees, properties, offices, facilities, books, records, files, correspondence, audits and (iii) cause its officers and those of the EKCO Subsidiaries to furnish ACQUIROR with access to such financial and operating data and other information with respect to the business and assets of EKCO and the EKCO Subsidiaries as ACQUIROR may from time to time reasonably request; provided, however, that such access does not unreasonably inhibit or hinder the business or operations of EKCO or any EKCO Subsidiary. EKCO shall furnish promptly to ACQUIROR and Acquisition Subsidiary a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws.

       (b) Any and all information obtained by ACQUIROR or Acquisition Subsidiary shall be subject to the provisions of the confidentiality agreement between ACQUIROR and EKCO dated May 3, 1999 (the "Confidentiality Agreement"), which agreement remains in full force and effect and is hereby ratified and affirmed by the parties hereto. No investigation pursuant to this Section 5.4 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

       (c) Between the date of this Agreement and the Effective Time, EKCO shall provide ACQUIROR promptly at the end of each month with such monthly financial data as is customarily prepared for the executive officers of EKCO, including an income statement and statement of cash flows for such month and a balance sheet as of the end of such month.

       5.5. HSR ACT AND FOREIGN COMPETITION LAWS. ACQUIROR and EKCO shall promptly make all filings required by each of them under the HSR Act and any applicable foreign competition laws with respect to the Offer, the Merger and the transactions contemplated hereby, and shall cooperate with each other in connection with determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity and making all such filings and obtaining all such consents, approvals, permits or authorizations. EKCO and ACQUIROR shall use their reasonable best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals from third parties and any Governmental Entity necessary to consummate the Offer, the Merger and the transactions contemplated hereby. For purposes of this Section 5.5, Section 5.9 and condition (a) set forth in ANNEX A, "reasonable best efforts" of ACQUIROR shall not require ACQUIROR to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by EKCO or any of the EKCO Subsidiaries, or by ACQUIROR, Acquisition Subsidiary or any of ACQUIROR's subsidiaries of all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries, or compel Acquisition Subsidiary, ACQUIROR or any of ACQUIROR's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries. EKCO shall not agree to any such prohibition, limitation, or other requirement without the prior written consent of ACQUIROR.

       5.6. ACCOUNTING METHODS. EKCO shall not change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by its independent accountants.

       5.7. PUBLIC DISCLOSURES. ACQUIROR and EKCO will consult with each other and mutually agree before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and agreement except as may be required by applicable law or requirements of any exchange upon which the EKCO Shares or the shares of ACQUIROR are traded, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with and obtain the approval of the other party before issuing such press releases or making any such public statements. The parties shall issue a joint press release, mutually acceptable to ACQUIROR and EKCO, promptly upon execution and delivery of this Agreement.

       5.8.   INDEMNIFICATION AND INSURANCE.

       (a) Subject to the occurrence of the Effective Time, until the six year anniversary date of the Effective Time, the ACQUIROR and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the present and former officers, directors, employees and other indemnifed parties (the "Indemnified Parties") as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, and ACQUIROR shall cause the Surviving Corporation to, and the Surviving Corporation shall, keep in effect all such indemnification and exculpation provisions to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified for such six-year period after the Effective Time, except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law in connection with such indemnification.

       (b) For a period of six years after the Effective Time, the ACQUIROR shall cause the Surviving Corporation and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by EKCO (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time and covering parties who are covered by such current insurance, provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premium currently paid by EKCO for such insurance (in which case the Surviving Corporation shall obtain the maximum amount of coverage that may be obtained for such premium). EKCO represents and warrants that the current annual premium for such insurance is $267,469.

       (c) This Section 5.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ACQUIROR and Acquisition Subsidiary and the Surviving Corporation and their respective successors and assigns.

       (d) In the event ACQUIROR or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ACQUIROR or the Surviving Corporation, as the case may be, or at ACQUIROR's option, ACQUIROR, shall assume the obligations set forth in this Section 5.8.

       5.9.   REASONABLE BEST EFFORTS.

       (a) Subject to the terms and conditions provided herein, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Offer, the Merger and all other transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift, rescind or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

       (b) At the request of ACQUIROR, EKCO shall, as soon as reasonably practicable after such request, commence a debt tender offer for its 9 1/4% Senior Notes due 2006 (the "Senior Notes") together with a solicitation of consents to amend the Senior Notes Indenture, dated as of March 25, 1996 and amended by a First Supplemental Indenture dated January 16, 1998, between EKCO and State Street Bank and Trust Company (successor to Fleet National Bank of Connecticut), as trustee (the "Senior Notes Indenture"; such amendment, the "Senior Notes Indenture Amendment"; and such debt tender offer and consent solicitation, collectively, the "Debt Offer"). The Debt Offer shall be on the terms and conditions provided to EKCO by ACQUIROR. ACQUIROR shall be entitled to be involved in and shall cooperate in a full and timely fashion with EKCO in EKCO's preparation of the documents to be sent to the holders of the Senior Notes in connection with the Debt Offer (together with any supplements or amendments thereto, the "Debt Offer Documents"). EKCO shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by ACQUIROR, and EKCO shall not, without ACQUIROR's prior written consent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. ACQUIROR and EKCO each agrees promptly to correct any information provided by it for use in the Debt Offer Documents that shall have become false or misleading in any material respect, and EKCO further agrees to take all steps necessary to cause the Debt Offer Documents as so corrected to be disseminated to holders of Senior Notes. Provided the conditions of the Debt Offer are met or, at the sole discretion of ACQUIROR, waived, EKCO shall accept for payment and pay for the Senior Notes validly tendered and not withdrawn pursuant to the Debt Offer simultaneously with the consummation of the Offer. At the request of EKCO, ACQUIROR shall provide EKCO with prompt assistance in the preparation of documents necessary to carrying out the Debt Offer. ACQUIROR shall pay all costs and expenses, including but not limited to legal fees incurred by EKCO, incurred in connection with the Debt Offer.

       (c) EKCO agrees to use commercially reasonable best efforts to provide, and use commercially reasonable best efforts to cause the EKCO Subsidiaries and its and their respective officers, employees, representatives and agents to provide, all necessary cooperation in connection with the arrangement and closing of any financing arranged or approved by ACQUIROR or its affiliates, to be consummated contemporaneous with or at or after consummation of the Offer or the Effective Time in respect of the transactions contemplated hereby, including without limitation, the negotiation and execution of loan documents, the preparation of disclosure schedules, the preparation of offering memoranda, private placement memoranda or other similar documents, participation in meetings, due diligence sessions and road shows (consistent with such individuals' responsibilities for the ongoing operations of EKCO), the execution and delivery, with effectiveness no earlier than consummation of the Debt Offer, of any pledge and security documents, other definitive financing documents, or other requested certificates or documents as reasonably may be requested by ACQUIROR. In addition, in connection with the obtaining of any such financing, EKCO agrees to request opinions of EKCO's legal counsel and "comfort letters" of EKCO's accountants reasonably required in connection with such financing and, at the request of ACQUIROR, following the consummation of the Offer, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of EKCO to the extent financing is available therefor.

       (d) At or prior to consummation of the Offer, ACQUIROR will provide to EKCO all necessary funds to purchase the Senior Notes pursuant to the Debt Offer. For the avoidance of doubt, the Debt Offer will be conditional upon the consummation of the Offer.

       5.10. NOTICE OF SUBSEQUENT EVENTS. EKCO shall give prompt notice to ACQUIROR or Acquisition Subsidiary, and ACQUIROR or Acquisition Subsidiary shall give prompt notice to EKCO, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of EKCO, ACQUIROR or Acquisition Subsidiary, as the case may be, to comply or satisfy any covenant, condition or agreement to be complied with under this Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.11 shall not relieve any party giving such notice of its obligation hereunder.

       5.11.  EMPLOYMENT; EMPLOYEE WELFARE.

       (a) ACQUIROR will cause the Surviving Corporation to maintain for a period of not less than one year following the Closing Date employee compensation and benefit plans, programs, policies and fringe benefits (including any post-employment benefits) as set forth in Section 3.14(a) of the EKCO Disclosure Schedule, and excluding those relating to equity securities of EKCO, that are no less favorable than those provided to such employees of EKCO and EKCO Subsidiaries, as applicable, under the Plans as in effect immediately prior to the Closing (the "Existing Plans"), subject to the right to amend or terminate such Existing Plans in accordance with their terms, provided that after any such amendment or termination such programs, policies and fringe benefits continue to be, in the aggregate, substantially equivalent to the Existing Plans.

       (b) As of the Closing Date and for a period of not less than one year thereafter, ACQUIROR will cause the Surviving Corporation to provide to all employees of EKCO and EKCO Subsidiaries severance pay and benefits, to the extent such pay and benefits are provided under the applicable severance plans, programs, agreements and policies of EKCO and the EKCO Subsidiaries, as applicable, as in effect immediately prior to the Closing and as are set forth on Section 5.11(b) of the EKCO Disclosure Schedule (the "Existing Severance Benefits") which are equivalent to such Existing Severance Benefits, subject to the right to amend or terminate such Existing Severance Benefits in accordance with their terms, provided that after any such amendment or termination such severance pay and benefits continue to be substantially equivalent to the Existing Severance Benefits. Further, ACQUIROR shall credit the prior service of all employees of EKCO and EKCO Subsidiaries to EKCO and the EKCO Subsidiaries, as applicable, for purposes of determining the eligibility, vesting or qualification of such employees of EKCO and EKCO Subsidiaries under Existing Plans, Existing Severance Benefits and any successor plans and benefit programs.

       (c) From and after the Effective Time, ACQUIROR shall cause the Surviving Corporation to assume and honor in accordance with their terms all existing employment and severance agreements and arrangements set forth in
Section 5.11(c) of the EKCO Disclosure Schedule.

       (d) ACQUIROR shall reimburse (or cause the Surviving Corporation to reimburse) any director, officer or employee (or former director, officer or director) of EKCO or any of EKCO Subsidiaries for all costs and expenses, including attorneys' fees, incurred by such person in successfully enforcing the provisions of this Section 5.11.

       5.12. GUARANTEE OF ACQUISITION SUBSIDIARY'S OBLIGATIONS. ACQUIROR hereby unconditionally and irrevocably guarantees to EKCO the due and timely performance and observance by Acquisition Subsidiary (and its affiliates, pursuant to Section 1.1(d)(iv)) of all of its representations, warranties, covenants, agreements and obligations under this Agreement.

       5.13. NO AMENDMENT TO THE RIGHTS AGREEMENT. Subject to applicable law, EKCO shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement.

       5.14.  YEAR 2000 REMEDIATION PROGRAM.

       (a) Promptly following the date hereof, EKCO shall retain Keane, Inc. or another third party consultant acceptable to ACQUIROR to perform a Year 2000 Quality Assurance Review on EKCO and the EKCO Subsidiaries. EKCO shall, and shall cause its subsidiaries, and employees and agents to cooperate in all material respects with such consultant and provide such consultant with reasonable access to its premises and personnel, and shall implement in a timely manner all reasonable recommendations of such consultant, unless EKCO and ACQUIROR agree otherwise.

       (b) Promptly following the date of this Agreement, EKCO shall implement a retention/stay bonus program for its Year 2000 implementation personnel and selected critical system users as shall be reasonably directed by ACQUIROR.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

       6.1. MUTUAL CONDITIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived in writing by ACQUIROR, Acquisition Subsidiary and EKCO):

       (a) no Governmental Entity shall have issued an Order or injunction which would prohibit or restrict consummation of the Merger; PROVIDED, HOWEVER, that if the foregoing has occurred, each party shall use its reasonable best efforts to lift, rescind, cause to expire, terminate or ameliorate the effects of any such decree, Order or injunction;

       (b) if required by applicable law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of EKCO Shares; and

       (c) Acquisition Subsidiary or its permitted assignee shall have purchased all EKCO Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of ACQUIROR or Acquisition Subsidiary if, in material breach of this

Agreement or the terms of the Offer, Acquisition Subsidiary fails to purchase any EKCO Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE VII

                                   TERMINATION

       7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the holders of EKCO Shares (except as otherwise set forth in this Section 7.1), but prior to the Effective Time:

       (a) by mutual written consent of the parties duly authorized by the Boards of Directors of EKCO and ACQUIROR;

       (b) by either ACQUIROR or EKCO if any Governmental Entity or court shall have issued a final and non-appealable Order, or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, EKCO Shares pursuant to the Offer or the Merger (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to have lifted, rescinded, mitigated or reversed);

       (c) by either ACQUIROR or EKCO if the Effective Time shall not have occurred on or before 120th day following the date hereof; PROVIDED that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; and provided, further, that if the Offer or the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any applicable foreign competition laws not having expired or been terminated or received, then such date shall be extended to the 180th day following the date hereof;

       (d) by ACQUIROR if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in ANNEX A hereto, Acquisition Subsidiary shall have, in accordance with the terms hereof (including any requirement to extend the Offer for any such failures or otherwise) (i) failed to commence the Offer as set forth in Section 1.1 of this Agreement, (ii) terminated the Offer without having accepted any EKCO Shares for payment thereunder, or (iii) failed to pay for the EKCO Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for EKCO Shares shall have been caused by or resulted from the failure of ACQUIROR or Acquisition Subsidiary to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by ACQUIROR or Acquisition Subsidiary of any representation or warranty of either of them contained in this Agreement;

       (e) by ACQUIROR (i) if, prior to the purchase of any EKCO Shares validly tendered pursuant to the Offer, the Board of Directors of EKCO shall have withdrawn, modified or amended in any manner adverse to ACQUIROR or Acquisition Subsidiary its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended another merger, consolidation or business combination involving, or acquisition of, EKCO or its assets or another tender offer for EKCO Shares or shall have failed to reconfirm its recommendation of this Agreement, the Offer or the Merger if so requested by ACQUIROR within 10 business days following such request or resolved to do any of the foregoing; or

              (ii) if EKCO shall directly or indirectly through agents or representatives continue discussions or negotiations with any third party concerning any Acquisition Proposal or Superior Proposal for more than 15 business days after having first furnished information or commenced discussions or negotiations with such third party (whichever occurred earlier) with respect thereto; or

              (iii) (A) if an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to EKCO which contains a proposal as to price (without regard to the specificity of such price proposal) and (B) EKCO shall not have rejected such Acquisition Proposal within 15 business days after the earlier of its receipt thereof, and the date its existence first becomes publicly disclosed; or

              (iv) if EKCO shall have amended, modified or waived any provision of the Rights Agreement or shall have taken any other action to redeem the Rights or render the Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement and, as a result, a person shall have acquired greater than 15% of the outstanding EKCO Common Stock;

       (f) by EKCO if, prior to the purchase of EKCO Shares pursuant to the Offer, upon three business days prior notice to ACQUIROR in order to accept a Superior Proposal; provided that, prior to terminating this Agreement, (A) EKCO shall have fully complied with its obligations under Section 5.2, (B) such notice shall specify all material terms, conditions and other information with respect thereto, (C) prior to any such termination, EKCO shall, if requested by ACQUIROR in connection with any revised proposal ACQUIROR might make, negotiate in good faith for such three business day period with ACQUIROR, and such third party proposal remains a Superior Proposal after taking into account any revised proposal by ACQUIROR during such three business day period and (D) immediately following such termination, EKCO enters into definitive and binding documentation with respect to such Superior Proposal; and PROVIDED, FURTHER, that it shall be a condition to termination pursuant to this Section 7.1(f) that EKCO shall have made the payment of the fees and expenses to ACQUIROR required by 7.2(b);

       (g) by EKCO if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in ANNEX A hereto, Acquisition Subsidiary shall have (i) failed to commence the Offer as set forth in Section
1.1 of this Agreement, (ii) terminated the Offer without having accepted any EKCO Shares for payment, or (iii) failed to pay for the EKCO Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for EKCO Shares shall have been caused by or resulted from the failure of EKCO to perform in any material respect any covenant or agreement of it contained in this Agreement or the failure of the condition set forth in paragraph (d) of ANNEX A hereto; or

       (h) by EKCO if any representation or warranty of ACQUIROR or Acquisition Subsidiary in this Agreement shall not be true and correct in any material respect on the date of this Agreement, or ACQUIROR or Acquisition Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ACQUIROR or Acquisition Subsidiary to be performed or complied with by it under this Agreement; provided that such breach or failure to perform (if curable) has not been cured within thirty (30) calendar days after notice to ACQUIROR, and provided further that EKCO is not in material breach of this Agreement.

       7.2.   EFFECT OF TERMINATION.

       (a)    In the event of termination of this Agreement pursuant to this
Article VII, this Agreement, except for the provisions of Section 5.4, Section 5.7, this Section 7.2 and Article VIII, shall forthwith become void and have no further effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this Section 7.2 or in Section 8.4 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

       (b)    If (i) this Agreement is terminated (A) by EKCO pursuant to
Section 7.1(f) hereof or (B) by ACQUIROR pursuant to 7.l(e)(i), (ii), (iii) or
(iv) hereof;

              (ii) (A) this Agreement is terminated pursuant to Section 7.1(c) or 7.1(d) (other than in the event that ACQUIROR is in material breach of this Agreement at the time of such termination), (B) after the execution and delivery of this Agreement but prior to such termination either (I) EKCO (or its agents) breaches its obligations under Section 5.2 or (II) a Third Party makes a proposal either publicly or which becomes public prior to such termination with respect to any Acquisition Proposal and (C) within nine months after such termination, either (I) a Third Party Acquisition occurs or (II) EKCO enters into an agreement with respect to a Third Party Acquisition which is later consummated (PROVIDED that if clause (B) (I) above does not apply, the Third Party Acquisition referred to in this clause (C) must be with the same person (or an affiliate thereof) that made the Acquisition Proposal referred to in clause (B)(II) above);

then EKCO shall pay to ACQUIROR, within one business day following the execution and delivery of such agreement or such occurrence (which in the case of a termination contemplated by Section 7.1(e) shall be the date of such termination), as the case may be, or no later than concurrently with any termination contemplated by Section 7.1(f) above, a fee, in cash and immediately available funds, of $6 million (the "Termination Fee"); provided, however, that EKCO in no event shall be obligated to pay more than one Termination Fee with respect to all such agreements and occurrences and such termination.

              In addition, EKCO shall from time to time after any termination in connection with which a Termination Fee shall be or become payable, pay to ACQUIROR, within one business day after its receipt of a written statement therefor, an amount equal to the Expenses set forth in such statement, provided that the "Expenses" (excluding Collection Expenses) shall not exceed $1 million. In addition, EKCO shall pay from time to time within one business day after receipt of a written statement therefor all out-of-pocket expenses actually incurred by ACQUIROR in connection with any litigation or other proceedings to collect the Termination Fee and/or Expenses ("Collection Expenses"), provided that ACQUIROR shall have prevailed in such litigation or other proceedings.

              "Expenses" means all reasonable out-of-pocket fees and expenses actually incurred by ACQUIROR or Acquisition Subsidiary, whether before or after the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, including without limitation reasonable fees and expenses payable to all banks, investment banking firms and other financial institutions, including any of the foregoing acting as depositary or dealer-manager for the Offer, and their respective agents and counsel, and all reasonable fees and expenses of counsel, accountants, experts and consultants to ACQUIROR or Acquisition Subsidiary.

              "Third Party" means any person other than ACQUIROR, Acquisition Subsidiary or any affiliate thereof.

              "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of EKCO by merger, tender offer, exchange offer or otherwise by any Third Party; (ii) the acquisition by a Third Party of 50% or more of the assets of EKCO and the EKCO Subsidiaries, taken as a whole;
(iii) the acquisition by a Third Party of more than 50% of the outstanding EKCO shares; (iv) the adoption by EKCO of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by EKCO of outstanding EKCO shares in connection with which a Third Party becomes the owner of 50% or more of the outstanding EKCO Shares.

       (c) EKCO acknowledges that the provisions contained in this subsection 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, ACQUIROR would not enter into this Agreement.

       (d) Subject to Section 7.2 (a), payment of the Termination Fee, Expenses and Collection Expenses, if any, shall be ACQUIROR's and Acquisition Subsidiary's exclusive remedy for any termination of this Agreement pursuant to
Section 7.1 and neither ACQUIROR nor Acquisition Subsidiary shall have any further recourse against EKCO for, or as a result of, such termination.

       7.3. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Offer and the Merger by the ACQUIROR or EKCO pursuant to this
Article VII, written notice thereof shall forthwith be given to the other.


                                  ARTICLE VIII

                                  MISCELLANEOUS

       8.1. EXPENSES. Subject to Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by EKCO and ACQUIROR. ACQUIROR acknowledges and agrees that EKCO is obligated and will become further obligated for fees and expenses (including fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., its counsel, KPMG Peat Marwick LLP, its independent accountants, and Lehman Brothers, its financial advisor) incurred by it in connection with the Merger and the transactions contemplated hereby. EKCO represents and warrants that the amount of such fees will be no more than $4.0 million. It is understood and agreed that certain of such fees and expenses may be paid by EKCO prior to the execution of this Agreement, and ACQUIROR agrees to refrain from taking any action which would prevent or delay the payment of reasonable fees and expenses by EKCO. Further, ACQUIROR agrees to take, and cause Acquisition Subsidiary to take, all action necessary to cause the Surviving Corporation to pay promptly any of the foregoing reasonable fees and expenses incurred, but not paid, by EKCO prior to the Effective Time.

       8.2. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of EKCO Shares; PROVIDED, HOWEVER, that after any such approval, if required, there shall be made no amendment that pursuant to
Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       8.3. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

       8.4. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

       8.5. NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

              If to ACQUIROR:

                     CCPC Acquisition Corp.
                     One Little Falls Centre
                     2711 Centerville Rd.
                     Suite 202
                     Wilmington, DE 19808
                     Attention:  Phyllis R. Yeatman
                     Facsimile:  302-633-7808

              with copies to:

                     Borden, Inc.
                     180 East Broad Street
                     Columbus, Ohio 43215
                     Attention: William F. Stoll, Jr., Esq.
                                Senior Vice President and General Counsel
                     Facsimile: 614-627-8374

              and

                     Simpson Thacher & Bartlett
                     425 Lexington Avenue
                     New York, New York 10017
                     Attention: David J. Sorkin, Esq.
                     Facsimile:  212-455-2502

              If to EKCO:

                     EKCO Group, Inc.
                     98 Spit Brook Road, Suite 102
                     Nashua, NH   03062
                     Attention:   Malcolm L. Sherman
                     Chairman and Chief Executive Officer
                     Facsimile: (603) 888-1427

              with a copy to:

                     Mintz, Levin, Cohn, Ferris
                       Glovsky and Popeo, P.C.
                     One Financial Center
                     Boston, Massachusetts 02110
                     Attention:  Peter S. Lawrence, Esq.
                     Facsimile:  (617) 542-2241

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

       8.6 GOVERNING LAW/CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8.5 HEREOF.

       8.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.7.

       8.8    CERTAIN DEFINITIONS. As used in this Agreement:

       (a) "GOVERNMENTAL ENTITY" shall mean any United States federal, state or local or any non-United States governmental, administrative or regulatory authority, commission, body, agency, court, tribunal, arbitrator or other authority.

       (b) "INCLUDING". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

       (c) "KNOWLEDGE". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the conscious awareness after reasonable inquiry of any of the Chairman of the Board and Chief Executive Officer, the Chief Financial Officer of EKCO, the General Counsel of EKCO or the officer of EKCO in charge of tax, environmental matters, employee benefits or information technology of the fact referred to.

       8.9 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

       8.10 INTEGRATION OF SCHEDULES. The Disclosure Schedule attached to this Agreement is an integral part of this Agreement as if fully set forth herein, and all statements or other information appearing in any section of the Disclosure Schedule shall be deemed disclosed for all sections of the Disclosure Schedule of which the relevance is readily apparent and not only in connection with the specific representation in which they are explicitly referenced.

       8.11 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Exhibits and Schedules hereto, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement), among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided, that ACQUIROR may assign its rights and obligations or those of Acquisition Subsidiary to any subsidiary, 80% or more of the capital stock of which is directly or indirectly owned by ACQUIROR or Borden, Inc., a New Jersey corporation, and provided further that each such assignee assumes such obligations and provided further that in no event shall such assignment relieve ACQUIROR or Acquisition Subsidiary, as the case may be, of its obligations hereunder if such assignee does not perform such obligations.

       8.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 5.9 shall inure to the benefit of and be enforceable by the Indemnified Parties.

       8.13 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

       8.14 VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

       8.15 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

       8.16 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by EKCO, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

       8.17 PERFORMANCE BY ACQUISITION SUBSIDIARY. ACQUIROR hereby agrees to cause Acquisition Subsidiary to comply with and perform its obligations hereunder and to cause Acquisition Subsidiary to consummate the Offer, the Merger and all other transaction as contemplated herein.



                  [Remainder of Page Intentionally Left Blank]

       IN WITNESS WHEREOF, ACQUIROR, Acquisition Subsidiary and EKCO have caused this AGREEMENT AND PLAN OF MERGER to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                                   EKCO GROUP, INC.



                                   By: /S/ MALCOLM L. SHERMAN
                                       ----------------------------------------
                                          Malcolm L. Sherman
                                   Title  Chairman and Chief Executive Officer




                                   CCPC ACQUISITION CORP.


                                   By: /S/ PHYLLIS R. YEATMAN
                                       ----------------------------------------
                                          Phyllis R. Yeatman
                                   Title  President




                                   EG TWO ACQUISITION CO.


                                   By: /S/ THOMAS V. BARR
                                       ----------------------------------------
                                          Thomas V. Barr
                                   Title  Vice President

                                     ANNEX A

                             CONDITIONS TO THE OFFER

CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

       Notwithstanding any other provision of the Offer, Acquisition Subsidiary shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any EKCO Shares tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Agreement and may postpone the acceptance for payment of or the payment for any EKCO Shares tendered in a manner consistent with the terms of the Agreement if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the HSR/Foreign Antitrust Condition shall not have been satisfied,
(ii) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, or (iii) at any time prior to the acceptance for payment of EKCO Shares, any of the following conditions exist:

       (a) there shall be any statute, rule or regulation, or any decree, order or injunction, promulgated, enacted, entered or enforced by any Governmental Entity which would (i) make the acquisition by Acquisition Subsidiary of a material portion of the EKCO Shares illegal, or prohibit or materially limit the ownership or operation by EKCO or any of the EKCO Subsidiaries, or by ACQUIROR, Acquisition Subsidiary or any of ACQUIROR's subsidiaries of all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries, or compelling Acquisition Subsidiary, ACQUIROR or any of ACQUIROR's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of EKCO or any of the EKCO Subsidiaries or ACQUIROR or any of its material subsidiaries, as a result of the transactions contemplated by the Offer or this Agreement, or (ii) otherwise prohibit or restrict the making or consummation of the Offer or the Merger (each a "Governmental Restriction"); PROVIDED, HOWEVER, that in order to invoke this condition, ACQUIROR and Acquisition Subsidiary shall have used their reasonable best efforts to prevent such Governmental Restriction or to lift, rescind, mitigate, reverse, cause to expire, terminate or ameliorate the effects thereof;

       (b) there shall be any action or proceeding brought or any imminent action or proceeding meaningfully threatened by any Governmental Entity that seeks an Order having any effect set forth in clause (a) above;

       (c) the Board of Directors of EKCO shall have withdrawn, modified or amended in a manner that is materially adverse to ACQUIROR or Acquisition Subsidiary (including by way of any amendment to the Schedule14D-9) its recommendation of the Offer, the Merger or this Agreement;

       (d) EKCO shall have breached or failed to perform in any material respect any of its material covenants or agreements (other than covenants or agreements relating in any way to the Debt Offer) under the Agreement or EKCO shall have willfully breached or willfully failed to perform in any material respect any of the covenants or agreements relating in any way to the Debt Offer;

       (e) any of the representations and warranties of EKCO set forth in the Agreement which are qualified as to Material Adverse Effect shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of EKCO set forth in the Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect (except in each case in the case of representations and warranties of EKCO which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date);

       (f) this Agreement shall have been terminated in accordance with its terms;

       (g) ACQUIROR, Acquisition Subsidiary and EKCO shall have agreed in writing that Acquisition Subsidiary shall terminate the Offer or postpone the acceptance for payment of or the payment for EKCO Shares thereunder;

       (h) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the New York Stock Exchange, American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding any suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a material adverse change in the general financial, bank or capital markets, including, without limitation, a decline of a least 30% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof; or

       (i) a Distribution Date or a Stock Acquisition Date (as each such term is defined in the Rights Agreement) shall have occurred pursuant to the Rights Agreement;

which makes it inadvisable, as determined by Acquisition Subsidiary in good faith, to proceed with the Offer or with such acceptance for payment or payment.

       The foregoing conditions are for the sole benefit of ACQUIROR and Acquisition Subsidiary and may be asserted by ACQUIROR or Acquisition Subsidiary regardless of the circumstances giving rise to any such condition or may be waived by ACQUIROR or Acquisition Subsidiary in whole or in part at any time and from time to time in their sole discretion. The failure by ACQUIROR or Acquisition Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                     ANNEX B

                                 OPTION ELECTION

       The undersigned holder of an option or options (the "Options") to purchase [____________] shares (the "Option Shares") of common stock of EKCO Group, Inc. ("EKCO"), par value $0.01 per share ("Common Stock"), hereby agrees that, immediately prior to the consummation of the Offer, and contingent upon the consummation of the Offer, each outstanding Option shall be deemed to be fully exercisable (whether or not otherwise exercisable) and shall be cancelled as of the date thereof, in exchange for a cash payment from Acquisition Subsidiary equal to the aggregate amount that the undersigned would receive if each of the Option Shares had been tendered to Acquisition Subsidiary pursuant to the terms of the Offer, less the payment of the exercise price of each Option Share and all withholding taxes attributable to such payment (the "Option Payment").

       The undersigned agrees that the exercise price (the "Exercise Price") of each Option Share shall be deemed to be paid with the proceeds of an interest free advance from EKCO (the "Advance"). The Advance shall be deemed to be repaid in full on behalf of the undersigned by Acquisition Subsidiary from a portion of the consideration due the undersigned pursuant to this Option Election, which shall be paid as soon as practicable after the consummation of the Offer but in no event more than 10 business days after the consummation of the Offer. Simultaneously with such deemed repayment of the Advance, the undersigned shall be entitled to receive from Acquisition Subsidiary a cash payment (the "Option Payment") equal to the aggregate amount that the undersigned would receive if each of the Option Shares had been tendered to Acquistion Subsidiary pursuant to the terms of the Offer, less the demand repayment of the exercise price of each Option Share and all withholding taxes attributable to such Option Payment.

       The undersigned acknowledges that he or she has been advised that (i) Options for which a valid Option Election has been executed and delivered to EKCO that are not already vested will become vested immediately prior to the expiration of the Offer (but contingent upon the purchase by Acquisition Subsidiary of shares of Common Stock pursuant to the Offer), and (ii) upon the receipt by the undersigned of the Option Payment pursuant to this Election, the undersigned shall have no further rights under any Options. By signing this Option Election, the undersigned is deemed to have agreed to the cancellation of his or her Options. Pursuant to this Option Election, the undersigned shall have no further rights under such Option.

       Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of August ___, 1999, by and among EKCO, INC., ACQUIROR and Acquisition Subsidiary.


Print Name:  _________________________

Date:  __________________

                                     ANNEX C

                            RESTRICTED STOCK ELECTION

       The undersigned holder of [_________] shares ("Restricted Shares") of common stock of EKCO, Inc. ("EKCO"), par value $0.01 per share ("Common Stock"), which were granted pursuant to the EKCO 1984 Restricted Stock Plan or the EKCO 1985 Restricted Stock Plan (the "Plans") and which shares are not fully vested hereby agrees that, immediately prior to the purchase of shares of Common Stock by Acquisition Subsidiary in its pending tender offer for any and all outstanding shares of Common Stock (the "Offer"), and contingent upon such purchase, the undersigned shall be deemed to have tendered each of the Restricted Shares (regardless of the fact that the Restricted Shares were not previously vested) to Acquisition Subsidiary pursuant to the Offer. As soon as practicable after the consummation of the Offer but in no event more than 10 business days after the consummation of the Offer, the undersigned shall be entitled to receive from Acquisition Subsidiary with respect to each Restricted Share an amount equal to the Per Share Amount pursuant to the Offer.

       The undersigned acknowledges that he or she has been advised that (i) Restricted Shares for which a valid Restricted Stock Election has been executed and delivered to EKCO will become vested immediately prior to expiration of the Offer (but contingent upon the purchase by Acquisition Subsidiary of shares of Common Stock pursuant to the Offer), (ii) that the Restricted Shares will be deemed to be tendered in the Offer, and (iii) upon the purchase of Restricted Shares pursuant to the Offer, the undersigned shall have no further rights under the Restricted Shares.

       Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of August 4, 1999, by and among EKCO GROUP, INC., ACQUIROR and Acquisition Subsidiary.


Print Name:  _______________________
Date:  _________________________

                                     ANNEX D

                             INDEX OF DEFINED TERMS


Agreement..............................................................Caption
Acquiring Person..........................................................3.23
Acquisition Proposal.......................................................5.2
Acquisition Subsidiary.................................................Caption
Acquiror...............................................................Caption
Advance................................................................Annex B
Blue Sky laws...........................................................3.5(b)
Certificate.............................................................2.6(c)
Certificate of Merger......................................................2.3
Claim...................................................................5.9(a)
Cleanup................................................................3.19(e)
Closing....................................................................2.2
Closing Date...............................................................2.2
Confidentiality Agreement...............................................5.4(b)
Debt Offer Documents....................................................5.9(b)
DGCL..................................................................Preamble
Dissenting Shares.......................................................2.5(d)
Distribution Date.........................................................3.23
EKCO...................................................................Caption
EKCO Balance Sheet......................................................3.6(b)
EKCO Common Stock.....................................................Preamble
EKCO Intellectual Property Rights......................................3.16(a)
EKCO Option................................................................1.4
EKCO Permits..............................................................3.15
EKCO Public Reports.....................................................3.6(a)
EKCO Shares...........................................................Preamble
EKCO Subsidiary............................................................3.3
EKCO Subsidiaries..........................................................3.3
EKCO Warrant............................................................2.5(f)
Effective Time    .........................................................2.3
Environmental Laws.....................................................3.19(e)
ERISA..................................................................3.14(a)
ESOP....................................................................1.2(c)
ESOP Preferred Stock..................................................Preamble
Exchange Act..........................................................Preamble
Exchange Agent..........................................................2.6(a)
Exercise Price.........................................................Annex B
Existing Plans.........................................................5.11(a)
Existing Severance Benefits............................................5.11(b)
Expense Fee.............................................................7.2(c)
Governmental Entity.....................................................8.8(a)
Governmental Restriction............................................Annex A(a)
Including...............................................................8.8(b)


Initial Expiration Date.................................................1.1(d)
Junior Stock...............................................................3.2
Knowledge...............................................................8.8(c)
Laws................................................................3.5(a)(ii)
Leases....................................................................3.18
Lehman Brothers.......................................................Preamble
Material Adverse Effect.............................................3.1(b)(ii)
Material Contracts.........................................................3.9
Material IP Agreement..................................................3.16(a)
Merger................................................................Preamble
Merger Consideration....................................................2.5(c)
Minimum Condition.......................................................1.1(b)
NAME.......................................................................2.1
Offer.................................................................Preamble
Offer Documents.........................................................1.1(c)
Offer to Purchase.......................................................1.1(c)
Option Agreement........................................................2.6(c)
Option Election.........................................................1.3(a)
Options................................................................Annex B
Option Payment.........................................................Annex B
Option Plans........................................................2.5(e)(ii)
Option Shares..........................................................Annex B
Orders..............................................................3.5(a)(ii)
Other Contracts............................................................3.9
Payment Fund............................................................2.6(b)
Per Share Amount......................................................Preamble
Plan...................................................................3.14(a)
Plans..................................................................3.14(a)
Properties.............................................................3.19(c)
Proxy Statement...........................................................3.25
Regulated Materials....................................................3.19(e)
Restricted Shares......................................................Annex C
Restricted Stock...........................................................1.5
Restricted Stock Election..................................................1.5
Restricted Stock Plans.....................................................1.5
Rights................................................................Preamble
Rights Agreement......................................................Preamble
Schedule 13E-3..........................................................1.1(d)
Schedule 14D-1..........................................................1.1(c)
Schedule 14D-9..........................................................1.2(b)
SEC.....................................................................1.1(c)
Senior Notes............................................................5.9(b)
Senior Notes Identure...................................................5.9(b)
Senior Notes Indenture Amendment........................................5.9(b)
Shares Acquisition Date...................................................3.23
Significant Contracts......................................................3.9
Stockholders' Meeting...................................................5.3(a)
Stock Option Plans.........................................................1.4
Surviving Corporation.................................................Preamble


Superior Proposal..........................................................5.2
Systems....................................................................3.2
Taxes.....................................................................3.12
Tender Offer Acceptance Date............................................2.5(e)
Termination Fee.....................................................7.2(b)(ii)
Third Party.........................................................7.2(b)(ii)
Third Party Acquisition..........................................7.2(b)(ii)(a)
Third Party Intellectual Property Rights...............................3.16(a)
To the knowledge .......................................................8.8(c)
To the best knowledge, information and belief...........................8.8(c)
Year 2000 Compliant.......................................................3.20
15 Day Right............................................................1.1(b)
